                                                                EXHIBIT 2.1



                                                                  EXECUTION COPY


                               AGREEMENT OF MERGER

                                  BY AND AMONG

                               VERTICALNET, INC.,

                             EVEREST ACQUISITION CO.

                                       AND

                              ATLAS COMMERCE, INC.

                                DECEMBER 28, 2001
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ARTICLE 1.     DEFINITIONS; INTERPRETATION..................................      1

      1.01  Definitions.....................................................      1

      1.02  Valuation.......................................................     10

      1.03  Interpretation..................................................     10

      1.04  Headings........................................................     10

ARTICLE 2.     THE MERGER...................................................     10

      2.01  The Merger......................................................     10

      2.02  Effective Time..................................................     10

      2.03  Effects of the Merger...........................................     10

      2.04  Certificate of Incorporation and Bylaws.........................     10

      2.05  Directors and Officers..........................................     10

      2.06  Conversion of Securities........................................     10

      2.07  [RESERVED]......................................................     12

      2.08  Dissenting Shares...............................................     12

      2.09  Delivery of Acquiror Common Stock...............................     13

      2.10  No Further Transfer of Shares...................................     13

      2.11  Closing.........................................................     13

      2.12  Closing Deliveries..............................................     13

ARTICLE 3.     REPRESENTATIONS AND WARRANTIES OF TARGET.....................     14

      3.01  Due Organization................................................     14

      3.02  Authorization; Validity.........................................     15

      3.03  Capital Stock of Target; Holders................................     15

      3.04  Subsidiaries; Interest in Other Entities........................     16

      3.05  No Conflicts....................................................     16

      3.06  Financial Statements; Books of Account..........................     17

      3.07  Accounts Receivable and Accounts Payable........................     17

      3.08  No Undisclosed Liabilities......................................     17

      3.09  Existing Conditions.............................................     18

      3.10  Assets..........................................................     19

      3.11  Real Property...................................................     19

      3.12  Intellectual Property and Products..............................     20

      3.13  Deposit Accounts; Powers of Attorney............................     25

      3.14  Contracts and Commitments.......................................     25

      3.15  Significant Customers and Suppliers.............................     26

      3.16  Restrictions....................................................     27
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                                       i
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      3.17  Conditions Affecting the Target Group Members...................     27

      3.18  Insurance.......................................................     27

      3.19  Government Contracts............................................     27

      3.20  Compliance with Law.............................................     28

      3.21  No Litigation...................................................     28

      3.22  Permits.........................................................     28

      3.23  Tax Matters.....................................................     29

      3.24  Employee Matters and Benefit Plans..............................     30

      3.25  Labor and Employment Matters....................................     32

      3.26  Environmental Matters...........................................     33

      3.27  No Third Party Options..........................................     33

      3.28  Transactions with Affiliates....................................     33

      3.29  No Brokers or Finders...........................................     33

      3.30  Disclosure......................................................     33

      3.31  Warranty Experience.............................................     33

      3.32  Transaction Expenses............................................     33

      3.33  No Other Representations........................................     33

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF ACQUIROR...................     34

      4.01  Due Organization................................................     34

      4.02  Authorization; Validity.........................................     34

      4.03  No Conflicts....................................................     34

      4.04  Public Filings..................................................     34

      4.05  No Brokers or Finders...........................................     35

      4.06  Acquiror Common Stock...........................................     35

ARTICLE 5.     COVENANTS....................................................     35

      5.01  Cooperation.....................................................     35

      5.02  Publicity.......................................................     35

      5.03  Registration Statements.........................................     35

      5.04  Acquiror Board Appointment......................................     35

      5.05  Reorganization Status...........................................     35

      5.06  Director and Officer Liability..................................     36

      5.07  Tax Return Preparation..........................................     36

      5.08  Target Transaction Expenses.....................................     37

      5.09  Holders' Put and Sale Rights....................................     37
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                                       ii
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ARTICLE 6.     INDEMNIFICATION..............................................     37

      6.01  General Indemnification by the Holders..........................     37

      6.02  Survival........................................................     38

      6.03  Holders Indemnification Procedures..............................     38

      6.04  Exceptions to Limitations.......................................     40

      6.05  Effect of Investigation or Knowledge............................     40

      6.06  Payment of Indemnification Obligations..........................     40

      6.07  Extended Indemnification Obligations............................     40

      6.08  Exclusive Remedy................................................     41

ARTICLE 7.     GENERAL......................................................     41

      7.01  Assignment and Binding Effect...................................     41

      7.02  Entire Agreement; Amendment; Waiver.............................     41

      7.03  Counterparts....................................................     42

      7.04  Expenses........................................................     42

      7.05  Notices.........................................................     42

      7.06  Arbitration.....................................................     44

      7.07  Pennsylvania Law to Govern; Jurisdiction; Waiver of Jury
            Trial...........................................................     44

      7.08  Severability....................................................     44

      7.09  No Benefit to Others............................................     44

      7.10  Further Representations.........................................     44

      7.11  Common Holders' Representative..................................     44

      7.12  Disclosure Schedule.............................................     45

      7.13  Conflict Waiver.................................................     45

      7.14  Other Remedies; Specific Performance............................     45
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                                      iii

                               AGREEMENT OF MERGER

      THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into as of the 28th day of December, 2001, by and among VERTICALNET, INC., a Pennsylvania corporation ("Acquiror"), Everest Acquisition Co., a Delaware corporation ("Acquisition Sub", and together with Acquiror, the "Acquiring Parties"), and ATLAS COMMERCE, INC., a Delaware corporation ("Target", and together with the Acquiring Parties, the "Parties").

                                   Background

      The respective Boards of Directors of Target, Acquiror and Acquisition Sub have approved a merger (the "Merger") of Target with and into Acquisition Sub in accordance with the Delaware General Corporation Law (the "DGCL"), on the terms and conditions set forth herein. The Merger provides for the payment of the consideration specified in Section 2.06 to the holders of Target's equity securities.

      The Parties intend for the Merger to qualify as a reorganization for purposes of Section 368 of the Code and adopt this Agreement of Merger as a plan of reorganization.

                                    Agreement

      NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1.
                           DEFINITIONS; INTERPRETATION

      1.01 Definitions. For convenience, certain terms used in more than one section of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

      "Accounts Receivable" means, with respect to any Person, any trade accounts receivable, notes receivable, bid, performance, lease, utility or other deposits, employee advances and other miscellaneous receivables of such Person.

      "Acquiring Parties" is defined above in the preamble.

      "Acquiror" is defined above in the preamble.

      "Acquiror Common Stock" means the common stock, par value $0.01 per share, of Acquiror.

      "Acquisition Sub" is defined above in the preamble.

      "Affiliate" means, with respect to a particular Person, any Person controlling, controlled by or under common control with that Person. The term "control" and phrases of similar importance, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction or management of the policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

      "Aggregate Common Number" means 17,794,652, which equals the sum of (a) the total number of shares of Target Common Stock that are issued and outstanding immediately prior to the Effective

Time and (b) the maximum number of shares of Target Common Stock that are issuable upon exercise in full of any In-the-Money Options and the Progress Warrant.

      "Aggregate Preferred Number" means 8,356,546, which equals the total number of shares of Target Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

      "Agreement" means this Agreement, the Exhibits and Schedules hereto and the Disclosure Schedule.

      "Applicable Rate" is defined in Section 6.03(a).

      "Assets" means with respect to a Person, all of the assets of every kind and description, real and personal, tangible and intangible, that are owned, possessed or licensed by such Person.

      "Assumed Option" is defined in Section 2.06(f).

      "Atlas Metaprise Software" means Atlas Commerce Metaprise PE Platform and Atlas Commerce MetaSource Application.

      "Audited Financial Statements" such is defined in Section 3.06.

      "Benefit Plan" means any employment, compensation, vacation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement or fringe benefit plan, practice, program, agreement, arrangement, or employee benefit plan or remuneration within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies and arrangements (whether or not within the meaning of Section 3(3) or ERISA) that provide benefits of economic value to any present or former employee, consultant or director, or present or former beneficiary, dependent or assignee of any such present or former employee, consultant or director.

      "Business" means the entire business, operations and facilities of the Target Group.

      "Business Day" means any day other than a Saturday or Sunday, or a day on which the banking institutions of the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

      "Certificates" is defined in Section 2.06(g).

      "Certificate of Merger" is defined in Section 2.02.

      "Charter Documents" means a Person's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, bylaws, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

      "Class A Common Stock" means the Class A Common Stock, par value $0.001 per share, of Target.

      "Class B Common Stock" means the Class B Common Stock, par value $0.001 per share, of Target.

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      "Class C Common Stock" means the Class C Common Stock, par value $0.001 per share, of Target.

      "Closing" is defined in Section 2.11.

      "Closing Date" is defined in Section 2.11.

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Common Holders" means all Holders, other than the Safeguard Parties.

      "Common Holders' Per Share Put Price" means the average closing price per share of Acquiror Common Stock on the Nasdaq Stock Market for the ten trading days ending two full trading days prior to the first day of the Common Holders' Put Period; provided, however, that the Common Holders' Per Share Put Price shall in no event be less than $0.43.

      "Common Holders' Put Period" means a period of 30 consecutive days commencing on the earliest of (i) the 101st calendar day after the Registration Statement (as defined in the Registration and Lock-up Agreement) becomes effective, as set forth in the notice given by Acquiror to the Common Holders' Representative, (ii) June 30, 2002 or (iii) the date that Acquiror may fix with the consent of the Common Holders' Representative, at its election, by notice given by Acquiror to the Common Holders' Representative, with the consent of Safeguard.

      "Common Holders' Put Value" means, in respect of each Common Holder, an amount equal to 40% of the aggregate value as of the Closing Date of the cash and Acquiror Common Stock deliverable to such Common Holder under Section 2.06(c), including shares deposited with the Escrow Agent under Section 2.06(i), minus the amount of cash delivered to such Common Holder under Section 2.06(c).

      "Common Holders' Representative" is defined in Section 7.11.

      "Component" means any Software, Product, Custom Software or Database.

      "Confidentiality Agreement" is defined in Section 3.12(g)(ii).

      "Contract" means any written or oral contract, agreement, lease, license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its Assets under any applicable Law.

      "Copyrights" means all copyrights in both published and unpublished works and all registrations and applications for registration for copyrights in any jurisdiction throughout the world, and any renewals, modifications and extensions thereof.

      "Court Order" means any judgment, decree, injunction, order or ruling of any Governmental Body that is binding on any Person or its Assets under applicable Law.

      "Custom Software" means any computer software that has been developed or designed for use in the Business.

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      "Database" means any data and other information recorded, stored, transmitted and retrieved in electronic form by a Product, whether located on any Product or archived in storage media of a type employed or used in conjunction with any Product.

      "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

      "Disclosure Schedule" means the disclosure schedule of Target containing information pursuant to Article 3 and other provisions hereof that has been identified as such and provided to Acquiror on the date hereof.

      "Dissenting Shares" is defined in Section 2.08.

      "DGCL" is defined in the Background Section.

      "DOL" means the Department of Labor.

      "Effective Time" is defined in Section 2.02.

      "Embedded Control" means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip.

      "Employee" means any employee of any Target Group Member. For purposes of
(i) the definitions of "Target Employee Plan" and "International Employee Plan" and (ii) Section 3.23 of the Agreement, "Employee" means any current or former or retired employee, consultant or director of any Target Group Member.

      "Employment Agreement" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between any Target Group Member and any Employee.

      "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

      "Environmental Condition" is defined in Section 3.26.

      "Environmental Law" means all Laws and Court Orders as well as any principles under common law in existence as of the Closing Date relating to pollution or protection of the environment or occupational health under which a Person may be held liable for the Release of any Hazardous Substance into the environment.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "ERISA Affiliate" means any other Person under common control with any Target Group Member within the meaning of Section 414(b), (c), (m) or (o) of the Code.

      "Escrow Agent" means J.P. Morgan Trust Company, National Association.

      "Escrow Agreement" means the escrow agreement among the Acquiror, the Holders' Representative and the Escrow Agent in substantially the same form as Exhibit A hereto.

      "Escrow Shares" means that portion of the Merger Consideration delivered to the Escrow Agent pursuant to Section 2.06(i).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "FMLA" means the Family Medical Leave Act of 1993, as amended, and any rule or regulation promulgated thereunder.

      "GAAP" means generally accepted US accounting principles.

      "Governmental Body" means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

      "Governmental Permits" means any regulatory or administrative permits, licenses, registrations, certificates of occupancy, approvals and other regulatory and administrative authorizations of any Governmental Body.

      "Hardware" means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral or any component of any of the foregoing.

      "Hazardous Substances" means (a) any "hazardous substance" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., (b) any "extremely hazardous substaNce," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 et seq., (c) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., (d) any "pollutant," as defined under the fEderal Water Pollution Control Act, 33 U.S.C. Sections
1251 et seq., as any of sUch Laws in clauses (a) through (d) as amended, and (e) any regulated substance or waste under any Laws or Court Orders that have been or will be enacted, promulgated or issued by any Governmental Body concerning protection of the environment.

      "Holder" is defined in Section 2.09(a).

      "Holders' Representative" means the Common Holders' Representative and the Safeguard Parties.

      "Identified Real Property" is defined in Section 3.11(b).

      "In-the-Money Option" means each Option that is outstanding (vested or unvested) immediately prior to the Effective Time that has an exercise price of $0.50 or less.

      "Indemnified Party" is defined in Section 6.03(a).

      "Intellectual Property" means any Copyrights, Patents, Trademarks, Internet domain names and Trade Secrets.

      "Interim Balance Sheet" is defined in Section 3.06.

      "Interim Balance Sheet Date" is defined in Section 3.06.

      "Interim Financial Statements" is defined in Section 3.06.

      "International Employee Plan" means each Target Employee Plan that has been adopted or maintained by any Target Group Member or any Affiliate, whether informally or formally, or with respect to which any Target Group Member or any Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the US.

      "Knowledge," with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. With respect to a Person, other than an individual, "knowledge," or a phrase of similar import, means such Person shall be deemed to have knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee (or in any similar capacity) of that Person or any subsidiary thereof has knowledge of that fact or other matter; provided that Target shall be deemed to have knowledge of a particular fact or other matter only if any of the following individuals has knowledge of such fact or other matter: Robert F. Bernstock, Daniel J. Tiernan, Mark W. Byrd, Joseph H.
Holland, John A. Milana, Peter J. Catalano, Arthur Valentine, John McNeill and Jason W.H. Pickering.

      "Law" means any constitution, statute, law, code, ordinance, regulation, order or rule of any Governmental Body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters as well as any applicable principle of common law.

      "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, secured or unsecured, accrued or unaccrued, choate or inchoate, due or to become due, liquidated or unliquidated, known or unknown.

      "Litigation" means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, criminal prosecution, investigation or inquiry of any Governmental Body.

      "Management Group" means Robert F. Bernstock, Mark W. Byrd, Joseph H. Holland and Daniel J. Tiernan.

      "Material Adverse Effect" means a change, event or effect that is materially adverse to the Business, operations, results of operations, Assets, properties, prospects or condition (financial or otherwise) of any Target Group Member individually or to the Target Group taken as whole, other than as a result of changes, conditions or events that are generally applicable to the industry in which the Target operates or conducts business.

      "Merger" is defined above in the Background section.

      "Merger Consideration" means the shares of Acquiror Common Stock, $3.5 million in cash and cash in lieu of fractional shares issuable in accordance with the provisions of Section 2.06.

      "Multiemployer Plan" means any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

      "Off-the-Shelf Software" means any applications software that is licensed to any Target Group Member by a third party in its standard, unmodified condition pursuant to a "shrinkwrap," "clickwrap" or other standard license agreement for a one-time license fee of $35,000 or less.

      "Option" means an option granted under the Stock Option Plan to acquire Target Common Stock.

      "Ordinary course" or "ordinary course of business" means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person and (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority).

      "Parties" is defined above in the preamble.

      "Patents" means all patents and patent applications together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction throughout the world claiming priority therefrom.

      "Pension Plan" means each Target Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      "Permitted Liens" means (i) liens for Taxes, assessments or similar charges not yet due and payable; (ii) liens not yet due and payable of mechanics, materialmen, warehousemen, carriers, or other like liens securing obligations incurred in the ordinary course of the Business; and (iii) easements, rights of way, claims, objections, defects, reservations, consents, tenancies, licenses and the like affecting any Identified Real Property, in each case of record, visible upon a physical inspection of the real property.
      "Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

      "Preexisting Liability" shall mean a number of shares of Acquiror Common Stock equal in value to what would have been the value of such In-the-Money Option holder's liability under the Escrow Agreement had such holder exercised such In-the-Money Option in full immediately after the Effective Time.

      "Preferred Holders" shall mean the Safeguard Parties.

      "Product" means any Software, Component or System, excluding Embedded Controls and Hardware, sold, licensed, distributed or marketed by any Target Group Member in the operation of the Business as it has been and is currently conducted.

      "Progress Warrant" means the warrant issued by Target held by Progress Capital, Inc., dated September 20, 1999, to purchase 30,000 shares of Class A Common Stock.

      "Real Property" is defined in Section 3.11(a).

      "Reasonable Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved.

      "Registration and Lock-up Agreement" means that certain Registration and Lock-up Agreement dated as of even date hereof by and among Acquiror and the securityholders of Target who are or become parties thereto in substantially the same form as Exhibit B hereto.

      "Release" means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge or dispersal into the indoor or outdoor environment, or into or out of any property.

      "Required Consents" is defined in Section 3.05.

      "Safeguard Notes" means the following securities of Target held by Safeguard 2000 Capital, L.P., Safeguard 2001 Capital, L.P. or any of the Affiliates of Safeguard Scientifics, Inc.:

      - Convertible Senior Promissory Note dated May 5, 2000 of Target in the principal amount of $2,340,000; and

      - Convertible Promissory Note dated July 31, 2001 of Target in the principal amount up to $10,000,000.

      "Safeguard Parties" means each of Safeguard 2000 Capital, L.P. and Safeguard 2001 Capital, L.P.

      "Safeguard Warrant" means the Warrant to purchase shares of Target Capital Stock dated July 31, 2001 held by Safeguard 2001 Capital, L.P.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Securityholder's Certificate" means a Securityholder's Certificate delivered to Acquiror in substantially the same form as Exhibit C hereto.

      "Securityholder Documents" is defined in Section 2.09(a).

      "Significant Customers" is defined in Section 3.15(a).

      "Significant Suppliers" is defined in Section 3.15(a).

      "Software" means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., purchase or service order processing, etc.), all computer operating, security or programming software, and any and all written documentation and object and source codes related thereto, including Custom Software and Off-the-Shelf Software.

      "Stock Option Plan" means the Target's 1999 Long Term Incentive Plan.

      "Subsidiary" is defined in Section 3.04(a).

      "Surviving Corporation" is defined in Section 2.01.

      "System" means any combination of Software, Custom Software or Database.

      "Target" is defined above in the preamble.

      "Target 401(k) Plan" means the Atlas Commerce, Inc. 401(k) Plan.

      "Target Capital Stock" means Target Common Stock and Target Preferred Stock, collectively.

      "Target Common Stock" means the Class A Common Stock, Class B Common Stock and Class C Common Stock.

      "Target Employee Plan" means any Benefit Plan which is or has been adopted, contributed to, or maintained by any Target Group Member or any ERISA Affiliate for the benefit of any Employee.

      "Target Financial Statements" is defined in Section 3.06.

      "Target Group" means Target together with each of its Subsidiaries.

      "Target Group Member" means each member of the Target Group.

      "Target Preferred Stock" means the Series A Preferred Stock, par value $0.001 per share, of Target.

      "Target Transaction Expenses" means any and all expenses for which any of the Target Group Members are liable, or may become liable, with respect to the Transactions, including all accounting, legal or tax expenses, brokers' or finders' fees, commissions, facilitation fees, and fees for advisory services of any nature including those of Credit Suisse First Boston, PriceWaterhouseCoopers, and Pepper Hamilton LLP, provided that with respect to the fees of Pepper Hamilton LLP incurred in relation to the Transactions incurred after November 21, 2001, no more than $250,000 of such fees shall be included within the definition of Target Transaction Expenses.

      "Tax Returns" means any return, declaration, report, claim for refund, or information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

      "Trade Secrets" means all proprietary know-how, trade secrets, customer lists, personnel information, sales and profit figures, distribution and sales methods, supplier lists, technology rights and licenses, specifications and other technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, or computer source code, owned, used or licensed by any Target Group Member.

      "Trademarks" means trademarks, service marks, trademark and service mark applications, trade names, logos, brand names, certification marks, trade dress, goodwill associated with the foregoing, and all registrations in any jurisdictions throughout the world of, and all applications in any jurisdiction throughout the world to register, the foregoing, including any extension, modification or renewal of any such registration or application thereto.

      "Transaction Documents" means this Agreement, the Certificate of Merger, the Employment Agreements, the Escrow Agreement, the Registration and Lock-up Agreement, the Securityholder's Certificate and all other documents executed in connection with any of the foregoing.

      "Transactions" means the Merger and the other transactions contemplated by any of the Transaction Documents.

      "US" means the United States of America.

      1.02 Valuation. Unless otherwise stated herein, for the purposes of computing the value of shares of Acquiror Common Stock hereunder, each share of Acquiror Common Stock shall be deemed to have a value equal to the average of the high and low trading prices per share of the Acquiror Common Stock on the Nasdaq Stock Market on the relevant date.

      1.03 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders,
(c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder," "hereof" and "herein" relate to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party's being satisfied with any particular item or to a Party's determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

      1.04 Headings. The Article and Section references and other headings contained herein are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, subsection, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                                   ARTICLE 2.
                                   THE MERGER

      2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Target shall be merged with and into Acquisition Sub at the Effective Time. Acquisition Sub shall be the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Target shall cease.

      2.02 Effective Time. The Merger shall be consummated by filing with the Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit D hereto (the "Certificate of Merger"), as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger (the "Effective Time").

      2.03 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

      2.04 Certificate of Incorporation and Bylaws. The form of certificate of incorporation attached to the Certificate of Merger shall be the certificate of incorporation of the Surviving Corporation at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof. The bylaws of Acquisition Sub shall be the bylaws of the Surviving Corporation at the Effective Time and thereafter until amended in accordance with applicable Law and the terms thereof.

      2.05 Directors and Officers. The directors of the Acquisition Sub shall be the initial directors of the Surviving Corporation at the Effective Time, and the initial officers of the Surviving Corporation at the Effective Time shall be the individuals specified in Schedule 2.05.

      2.06  Conversion of Securities.

            (a) At the Effective Time, the respective holders of the Safeguard Notes will assign and surrender the Safeguard Notes to Acquiror or its designee in exchange for $1,750,000 paid by wire transfer of immediately available funds and 2,395,399 shares of Acquiror Common Stock, such cash and such shares to be allocated between the Safeguard Notes in proportion to the respective principal and accrued and unpaid interest amounts thereof, and the holder of the Safeguard Warrant will assign and surrender the Safeguard Warrant to Acquiror or its designee in exchange for one share of Acquiror Common Stock.

            (b) Each share of the Target Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquiror, Target or the holder thereof, be converted into the right to receive such number of shares of Acquiror Common Stock as is equal to the quotient of 8,127,703 divided by the Aggregate Preferred Number. Any shares of Target Preferred Stock held in the treasury of Target shall be canceled.

            (c) Each share of the Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Acquiror, Target or the holder thereof, be converted into the right to receive $0.10709286 in cash and 0.222299248 shares of Acquiror Common Stock. Any shares of Target Common Stock held in the treasury of Target shall be canceled.

            (d) The Progress Warrant shall be surrendered by the holder thereof at the Effective Time to the Acquiror in exchange for 1,995 shares of Acquiror Common Stock.

            (e) At the Effective Time, Acquiror shall assume Target's rights and obligations under the Stock Option Plan with respect to each Option (vested or unvested) outstanding immediately prior to the Effective Time (each such Option so assumed being an "Assumed Option". Under the Assumed Option, the optionee shall have the right to receive from Acquiror, in accordance with the terms and subject to the conditions of the Option (and in the case of In-the-Money Options, Section 2.06(i)), such number of shares of Acquiror Common Stock as is equal to the number of shares of Target Common Stock that the optionee would have been entitled to receive had the optionee exercised his or her Option in full immediately prior to the Effective Time in accordance with the terms and conditions of the Option multiplied by 0.2961563, rounded down to the nearest whole share of Acquiror Common Stock, except that the exercise price per share of Acquiror Common Stock issuable under such Assumed Option shall equal the aggregate exercise price payable by the holder if the holder had exercised all of such holder's Options in full immediately prior to the Effective Time divided by the number of shares of Acquiror Common Stock issuable under such Assumed Option. The Assumed Option shall not give the optionee any additional benefits that the holder thereof did not have under the Option, except as provided in this paragraph (e). Each Assumed Option shall constitute a continuation of the Option, substituting Acquiror for Target and, in the case of employees, employment by Acquiror or a subsidiary for employment by a Target Company.

            (f) In the event any certificates evidencing shares of Target Capital Stock shall have been lost, stolen or destroyed, the Acquiror shall issue certificates representing that number of shares of Merger Consideration in exchange for such lost, stolen or destroyed certificates as such lost, stolen or destroyed certificates would entitle the registered Holder to receive under
Section 2.06, upon the making of an affidavit of that fact by the registered Holder; provided, however, that Acquiror may, in its sole and absolute discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror with respect to such certificates alleged to have been lost, stolen or destroyed.

            (g) Until surrendered in accordance with the provisions of Section 2.09, each share of Target Capital Stock outstanding immediately prior to the Effective Time and the certificates representing such shares ("Certificates") shall, after the Effective Time, represent for all purposes, only the right to receive that portion of the Merger Consideration such share of Target Capital Stock would entitle the holder thereof to receive hereunder.

            (h) No fractional shares of Acquiror Common Stock shall be issued in the Merger. All fractional shares of Acquiror Common Stock that a Holder of Target Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of Acquiror Common Stock results from such aggregation, such Holder shall be entitled to receive, in lieu thereof, an amount in cash equal to the value thereof as of the Closing Date determined in accordance with Section 1.02.

            (i) Anything herein to the contrary notwithstanding, a number of shares of Acquiror Common Stock (rounded to the nearest whole share) equal to the sum of (i) 12.0949375% of the shares deliverable to each Person entitled to receive the same under Section 2.06(a) in respect of the Safeguard Notes, (ii) none of the shares deliverable to the Person entitled to receive the same under Sections 2.06(a) in respect of the Safeguard Warrant, (iii) 12.0949375% of the shares deliverable to each Person entitled to receive the same under Section 2.06(b) and (iv) 32.2315976% of the shares deliverable to each Person entitled to receive the same under Section 2.06(c) shall be deposited with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement. In addition, prior to March 31, 2003, 24.193548% of the shares issued upon the exercise of any Assumed Option that is an In-the-Money Option shall be deposited with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement, less any Preexisting Liability in the event that an indemnification claim has been satisfied prior to the date of such exercise. Following March 31, 2003, the holder of an Assumed Option that is an In-the-Money Option shall be entitled to the number of shares of Acquiror Common Stock issuable upon exercise of such Option, less the Preexisting Liability in the event that an indemnification claim has been satisfied prior to the date of such exercise.

            (j) All shares of Acquiror Common Stock deliverable to any Person under this Section 2.06 (except Assumed Options that are not In-the-Money Options) shall be subject to the terms of the Registration and Lockup Agreement and the Escrow Agreement, and each such Person shall be required to execute and deliver to Acquiror a Securityholder's Certificate in accordance with Section
2.09 expressly acknowledging and consenting to be bound by such Agreements.

            (k) Each Common Holder shall have the right, which may be exercised one time, during the Common Holders' Put Period by notice given by the Common Holders' Representative to Acquiror that the Common Holders' Representative has received notice of such Common Holder's desire to sell to Acquiror, at a price per share equal to the Common Holders' Per Share Put Price, up to that number of shares of Acquiror Common Stock (rounded to the nearest whole share) as have a value (computed at such price) equal to such Common Holder's Put Value. Notwithstanding the foregoing, if (i) the restriction contained in the first sentence of Section 8(a) of the Registration and Lock-up Agreement has been waived for the entire duration of the Common Holders' Put Period for at least that number of shares of Acquiror Common Stock as have a value, computed at the Common Holders' Per Share Put Price, equal to the Common Holders' Put Value and
(ii) there is an effective registration statement with respect to such shares, then the maximum price per share at which a Common Holder may sell shares of Acquiror Common Stock to Acquiror pursuant to the preceding sentence shall be the value (determined in accordance with Section 1.02) of Acquiror Common Stock on the Closing Date.

      2.07  [RESERVED]

      2.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL, and any such stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the DGCL. If any such Holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Merger Consideration without any interest thereon, pursuant to the terms of Section 2.06.

      2.09  Delivery of Acquiror Common Stock.

            (a) At and after the Effective Time, each record holder (a "Holder"), as of the Effective Time, of (i) the Safeguard Notes and Warrant and
(ii) the Certificates, shall deliver the same, along with a duly executed Securityholder's Certificate (such documents, collectively, being the "Securityholder Documents") to the Acquiror or its designated agent. As to each Holder of Certificates who does not surrender the same at the Closing, the Surviving Corporation to such shall transmit an appropriate letter of transmittal to such Holder providing for delivery to the Acquiror.

            (b) Promptly after receipt of the appropriate Securityholder Documents, the Acquiror shall deliver to the Holder the Merger Consideration to which the Holder is entitled under Section 2.06 less the Escrow Shares deliverable in respect of such Holder, which the Acquiror shall deliver to the Escrow Agent.

      2.10 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of Target Capital Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or any other securities of the Target are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 2. As of the Effective Time, the stock ledger of Target shall be closed.

      2.11 Closing. The consummation of the Transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103 on the date of this Agreement, or at such other place and on such other date as Acquiror and Target may mutually agree. The date of the Closing is sometimes herein referred to as the "Closing Date."

      2.12  Closing Deliveries.  At the Closing:

            (a) the Target shall deliver or cause to be delivered to Acquiror the following:

                  (i) a certificate of the Secretary of Target, in form and substance satisfactory to Acquiror and its counsel, regarding Target's Charter Documents, good standing, all board and stockholder resolutions relating to the Transactions contemplated by this Agreement and the incumbency of Target's officers;

                  (ii) letters of resignation in the name of and executed by each (A) member of each Target Group Member's Board of Directors resigning his/her position as a director of such company effective as of the Closing Date, and (B) officer of each Target Group Member resigning his/her position as an officer of such company effective as of the Closing Date, in each case, except as otherwise agreed to by the Parties;

                  (iii) executed counterparts to each of the Transaction Documents to which Target is a party;

                  (iv) evidence satisfactory to Acquiror that all the Safeguard Notes, the Safeguard Warrant and the Progress Warrant have been canceled and surrendered as provided in this Agreement;

                  (v) bank account signature cards for each account of each Target Group Member;

                  (vi)  the Required Consents;

                  (vii) all corporate, minute and stock records of each Target Group Member; and

                  (viii) Employment Agreements, each in a form mutually satisfactory, entered into on or prior to the date hereof by Target and each of the individuals listed on Schedule 2.12(a)(viii).

            (b) the applicable Securityholder Documents, executed as appropriate, shall be delivered by each Holder of the Safeguard Notes, the Safeguard Warrant, the Progress Warrant and Target Preferred Stock, the members of the Management Group and the other directors of Target and other Persons specified by Acquiror.

            (c)   Acquiror shall deliver the following:

                  (i) irrevocable instructions to its transfer agent to deliver the Merger Consideration deliverable in respect of each Holder who has executed and delivered the applicable Securityholder Documents; and

                  (ii) a certificate of Acquiror's Secretary, in form and substance satisfactory to the Holders and their counsel, regarding Acquiror's articles of incorporation, bylaws, good standing, all board resolutions relating to the Transactions contemplated by this Agreement and the incumbency of Acquiror's officers; and

                  (iii) executed counterparts to each of the Transaction Documents to which Acquiror is a party.

            (d) Each member of the Management Group other than Robert F. Bernstock shall deliver an executed Non-Competition and Non-Solicitation Agreement in a mutually satisfactory form.

            (e) Target shall file with the Secretary of State of Delaware a duly executed and verified Certificate of Merger, as required by the DGCL, and the Parties shall take all such other and further actions as may be required by law to make the Merger effective upon the terms and subject to the conditions hereof.

                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF TARGET

      Target hereby represents and warrants to the Acquiring Parties as follows:

      3.01 Due Organization. Each Target Group Member is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its Business in the places and in the manner as now conducted. Section 3.01 of the Disclosure Schedule sets forth (a) a list of all jurisdictions throughout the world in which any Target Group Member is authorized or qualified to do business as a foreign corporation and (b) a list of all the officers and directors of each Target Group Member. Each Target Group Member is in good standing in all jurisdictions where the failure to be in good standing is reasonably likely to have a Material Adverse Effect. The Target has delivered to Acquiror true, complete and correct copies of the Charter Documents of each Target Group Member, as amended through the date hereof. No Target Group Member is in violation of any its Charter Documents.

      3.02  Authorization; Validity.

            (a) Each Target Group Member has the corporate power, authority and legal right to execute, deliver and perform this Agreement and any other Transaction Document to which such Target Group Member is or will be a party. The execution, delivery and performance of this Agreement by Target have been duly authorized by all necessary corporate and stockholder action. This Agreement and any other Transaction Document to which any Target Group Member is or will be a party has been, or will be, as the case may be, duly executed and delivered by a duly authorized officer of such Target Group Member, and this Agreement and any other Transaction Document to which any Target Group Member is or will be a party constitutes or will constitute the legal, valid and binding obligations of such Target Group Member enforceable against such Target Group Member in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general equity principals.

            (b) Upon the due execution and delivery by a Holder of a Securityholder's Certificate, the Escrow Agreement and the Registration and Lock-up Agreement will constitute the legal, valid, and binding obligations of such Holder, enforceable against the Holder in accordance with their respective terms.

      3.03  Capital Stock of Target; Holders.

            (a) As of the date of this Agreement, Target has authorized (i) 130,000,000 shares of Target Common Stock, of which (A) 100,000,000 shares are designated as Class A Common Stock, of which 16,038,591 shares are issued and outstanding, (B) 20,000,000 shares are designated as Class B Common Stock, none of which are issued and outstanding and (C) 10,000,000 shares are designated as Class C Common Stock, of which 302,367 shares are issued and outstanding and
(ii) 58,346,887 shares of Target Preferred Stock, of which 8,356,546 shares are designated as Series A Preferred Stock, all of which are issued and outstanding. All outstanding shares of Target Capital Stock are owned of record by the Persons set forth in Section 3.03(g) of the Disclosure Schedule in the respective amounts set forth thereon.

            (b) There are currently a total of 5,508,144 outstanding Options to purchase shares of Target Common Stock, each of which was granted under the Stock Option Plan. The holders of all Options, and each such holder's country of residence, together with the number of shares of Target Common Stock subject to such Options and the exercise price and vesting schedule applicable to such Options and an indication of how much of each individual's Options will accelerate as a result of the Closing, is set forth in Section 3.03(b) of the Disclosure Schedule. Except as set forth in Section 3.03(b) of the Disclosure Schedule, the Target board of directors has not approved an acceleration of the vesting of any such Option in an amount greater than 50%.

            (c) Except as set forth in Section 3.03(c) of the Disclosure Schedule, there are no outstanding options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire from Target any shares of Target Capital Stock. Except the Options referred to in Section 3.03(b) or as set forth in Section 3.03(c) of the Disclosure Schedule, no shares of Target Capital Stock are reserved or authorized for issuance.

            (d) All outstanding shares of Target Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Charter Documents of Target, all Contracts binding upon Target and all applicable federal, state and foreign securities laws, rules and regulations.

            (e) Other than as set forth herein, no Target Group Member currently has any outstanding vote, plan or pending proposal involving any merger or consolidation of any Target Group Member with or into any other Person, any sale of Target Capital Stock or any sale of assets of any Member of the Target Group.

            (f) Except as set forth in Section 3.10 of the Disclosure Schedule, to the knowledge of Target, there are no Contracts among any Persons which affect or relate to the voting or giving of written consents with respect to any Target Capital Stock.

            (g) A true and correct listing of the names and addresses all holders of Target Capital Stock and the number of shares of Target Capital Stock held is set forth in Section 3.03(g) of the Disclosure Schedule.

      3.04  Subsidiaries; Interest in Other Entities.

            (a) Set forth in Section 3.04(a) of the Disclosure Schedule is a true, correct and complete list of the subsidiaries of Target (each a "Subsidiary", and collectively the "Subsidiaries") and Target Group Member identified therein is the lawful record and beneficial owner of all of the issued and outstanding shares of capital stock of each Subsidiary, free and clear of all Encumbrances.

            (b) The issued and outstanding capital stock of each Subsidiary is listed in Section 3.04(b) of the Disclosure Schedule. All of such issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any Contract binding upon Target or such Subsidiary agreement and were issued in compliance with all applicable Charter Documents of the Subsidiary and all applicable federal, state and foreign securities laws, rules and regulations. There are no outstanding options, warrants, convertible securities, contracts or rights of any kind to purchase or otherwise acquire from any Subsidiary any shares of, or any securities convertible into, the capital stock of any Subsidiary. There are, and have been, no preemptive rights with respect to the issuance of the capital stock of any Subsidiary.

            (c) Except as listed in Section 3.04(c) of the Disclosure Schedule, Target owns no equity security of any Person other than the Subsidiaries and has no other ownership or other investment interest, either of record, beneficially or equitably, in any Person, except for bank, checking and money market accounts and other cash equivalent investments.

      3.05 No Conflicts. Except for the items set forth in Section 3.05 of the Disclosure Schedule (the "Required Consents"), the execution, delivery and performance of this Agreement by Target does not contravene or violate (a) any Law or Court Order to which any Target Group Member is subject or (b) the Charter Documents of any Target Group Member, or any securities issued by any Target Group Member; nor does such execution, delivery or performance, conflict with or result in a Default under any term, condition or provision of, or require the consent of any other party to, any Contract, indenture, plan, or any Governmental Permit to which any Target Group Member is a party, by which any Target Group Member may have rights or by which any of the Assets of any Target Group Member may be bound or affected, or give any party with rights thereunder the right to consent to or receive notice of the Transaction, terminate, modify, accelerate or otherwise change the existing rights or obligations of any Target Group Member thereunder.

      3.06 Financial Statements; Books of Account. Section 3.06 of the Disclosure Schedule includes (a) true, complete and correct copies of Target's audited consolidated balance sheets as of December 31, 2000, 1999 and 1998 and audited consolidated statements of operations, changes in stockholders' and members' equity and cash flows for the years then ended (collectively, the "Audited Financial Statements"); (b) true, complete and correct copies of Target's unaudited consolidated balance sheet as of September 30, 2001 (the "Interim Balance Sheet"; and the date thereof, the "Interim Balance Sheet Date") and consolidated statements of operations and cash flows for the 9-month period then ended (such income and cash flow statements, together with the Interim Balance Sheet, the "Interim Financial Statements"); and (c) a true, correct and complete copy of Target's unaudited consolidated balance sheet as of October 31, 2001 (the "10/31 Balance Sheet" and, collectively with the Audited Financial Statements and the Interim Financial Statements, the "Target Financial Statements"). The Target Financial Statements have been prepared in accordance with GAAP, subject to, in the case of the Interim Financial Statements and the 10/31 Balance Sheet, the omission of footnote information. The Target Financial Statements present fairly in all material respects the financial position of Target as of the dates thereof and, in the case of the Audited Financial Statements and the Interim Financial Statements, the results of its operations and cash flows for the periods then ended, in each case in accordance with GAAP, except for, in the case of Interim Financial Statements and the 10/31 Balance Sheet, the omission of footnote information. The books of account of each Target Group Member reflect in all material respects all of its items of income and expense, and all of its Assets and Liabilities, required to be reflected therein in accordance with GAAP.

      3.07  Accounts Receivable and Accounts Payable.

            (a) All Accounts Receivable that are reflected on the 10/31 Balance Sheet represent valid obligations arising from sales actually made or services actually performed by a Target Group Member in the ordinary course and are not subject to defenses, set-offs or counterclaims. To the knowledge of Target there is no reason to believe such Accounts Receivable are not collectible net of the reserve shown on the 10/31 Balance Sheet (which reserve is calculated consistent with past practice). Section 3.07(a) of the Disclosure Schedule sets forth a true and correct aging of the Accounts Receivable shown on the 10/31 Balance Sheet.

            (b) All accounts payable that are reflected on the 10/31 Balance Sheet have been incurred or have arisen only in the ordinary course. To the knowledge of Target, there is no dispute or claim with any account creditor of any such account payable that could result in any such accounts payable being due in greater than its recorded amount, nor is there any reason to believe that any of the foregoing will occur, except as may be reserved in the 10/31 Balance Sheet. Section 3.07(b) of the Disclosure Schedule sets forth a true and correct aging of the accounts payable set forth on the 10/31 Balance Sheet.

            (c) All unbilled fees that are reflected on the 10/31 Balance Sheet have been acquired or have arisen only in the ordinary course and are not subject to defenses, set-offs or counterclaims. To the knowledge of Target, there is no reason to believe that any unbilled fees in an aggregate amount greater than $20,000 are not collectible. Section 3.07(c) of the Disclosure Schedule sets forth a true and correct schedule of the unbilled fees set forth in the 10/31 Balance Sheet.

      3.08 No Undisclosed Liabilities. Except as set forth in Section 3.08 of the Disclosure Schedule, no Target Group Member has any Liabilities, except:

            (a)   Liabilities pursuant to the terms of a Transaction Document;

            (b) those Liabilities set forth on the Interim Balance Sheet and not heretofore paid or discharged;

            (c) Liabilities arising in the ordinary course, and not by reason of any Default, under any Contract specifically disclosed in the Disclosure Schedule or not required to be so disclosed because of the term or amount involved or otherwise;

            (d) Liabilities incurred in the ordinary course since the Interim Balance Sheet Date that are of a type that would appear on a balance sheet of the Target Group Members as of the date hereof and which do not arise from breach of contract, breach of warranty, tort or infringement; and

            (e) other Liabilities that are not material in character or amount and in any event do not exceed $25,000 in the aggregate.

      3.09 Existing Conditions. Except as disclosed in Section 3.09 of the Disclosure Schedule, since the Interim Balance Sheet Date, no Target Group Member has:

            (a) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

            (b) discharged or satisfied any Encumbrance, or paid any Liabilities, other than in the ordinary course, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or might cause any material damage or risk of material loss to it or any of its Assets;

            (c) sold, assigned or transferred or agreed to sell, assign or transfer any of its Assets (other than fixed assets which in the aggregate have a value not greater than $20,000) except in the ordinary course;

            (d) incurred, issued, assumed or guaranteed any indebtedness for money borrowed or any other indebtedness of any type or subjected to or created any Encumbrance with respect to any of its Assets;

            (e) made or suffered any amendment or termination of any material Contract, to which it is a party or by which it is or any of its Assets are bound, or canceled, modified or waived any material debts or claims held by it, other than in the ordinary course, or waived any right of material value, whether or not in the ordinary course;

            (f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) adversely affecting the Business or (ii) of any item carried on its books of account at more than $10,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its Business and operations;

            (g)   suffered any Material Adverse Effect;

            (h) made any capital expenditures or capital additions or betterments, except such as may be involved in the ordinary repair, maintenance and replacement of its Assets, in excess of $25,000 in the aggregate;

            (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its Employees or Holders, or made any increase in, or any addition to, other benefits to which any of its Employees may be entitled;

            (j) made any payment to any Holder with respect to any indebtedness owed to any Holder; or

            (k) entered into transactions or agreements, other than in the ordinary course, which in the aggregate provide for payments greater than $20,000.

      3.10  Assets.

            (a) Except those items disclosed in Section 3.10 of the Disclosure Schedule, each Target Group Member has good, valid and marketable title to, valid leasehold interests in or valid licenses to use, all of its Assets used or held for use in connection with the Business, including, all of the Assets reflected on the Interim Balance Sheet and those acquired since the Interim Balance Sheet Date (except in each case for Assets sold or otherwise disposed of since the Interim Balance Sheet Date in the ordinary course), free and clear of all Encumbrances, other than Permitted Liens. The Assets of the Target Group constitute all Assets material to the operation of the Business as currently conducted by Target Group Members.

            (b) Except those items disclosed in Section 3.10 of the Disclosure Schedule, all Contracts pursuant to which any Target Group Member has obtained the right to use any fixed assets are in good standing, valid and effective in accordance with their respective terms, and there is no Default under any of such Contracts.

            (c) All facilities, vehicles, machinery, equipment and other items of tangible personal property, carried on the books of account of any Target Group Member at a value of $1,000 or more (i) are listed in Section 3.10 of the Disclosure Schedule specifying its cost or original value and the net book value as of the Interim Balance Sheet Date, (ii) are in good operating condition and repair, subject to normal wear and maintenance, (iii) are useable in the regular and ordinary course and (iv) conform to all applicable Laws, relating to their construction, use, operation or maintenance. No Person other than any Target Group Member owns any vehicles, equipment or other tangible Assets situated on the premises which any Target Group Member owns or leases, or which are necessary to the operation of the Business, except for leased items disclosed in
Section 3.10 of the Disclosure Schedule and for items of immaterial value.

      3.11  Real Property.

            (a) For purposes of this Agreement, "Real Property" means all interests in land and buildings, structures and other improvements thereon.

            (b) No Target Group Member has ever held fee ownership of any Real Property. Section 3.11(b) of the Disclosure Schedule contains a complete and accurate description of all Real Property leased by any Target Group Member and sets forth the identity of the lessor, the rents payable through the term of the lease, and the term of the lease. The Real Property listed in Section 3.11(b) of the Disclosure Schedule (the "Identified Real Property") includes all interests in Real Property necessary to conduct the Business as currently conducted.

            (c)   Except as set forth in Section 3.11(c) of the Disclosure
Schedule:

                  (i) each Target Group Member has valid and subsisting leasehold interest in the Identified Real Property leased by it free and clear of any Encumbrance;

                  (ii) to the knowledge of Target all structural, mechanical and other physical systems thereof that constitute part of the Identified Real Property leased by any Target Group Member are free of defects, in good operating condition and repair and fit for the particular purpose for which they are used;

                  (iii) each Target Group Member's present and proposed use of the Identified Real Property comply with all applicable material Laws, Court Orders, Governmental Permits, or restrictions of any Governmental Body having jurisdiction over any portion of the Identified Real Property and the terms of any Contract under which it is leased. Each Target Group Member has obtained all approvals of any Governmental Body (including, certificates of use and occupancy, licenses and permits) required in connection with the use of the Identified Real Property;
                  (iv) to the knowledge of Target, no portion of the Identified Real Property has suffered any damage by fire or other casualty that has not heretofore been completely repaired and restored to its original condition;

                  (v) there are no parties other than a Target Group Member in possession of any of the Identified Real Property or any portion thereof leased by a Target Group Member, and to the knowledge of Target, there are no leases, subleases, co-location agreements, licenses, concessions or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Identified Real Property;

                  (vi) to the knowledge of Target, there are no service Contracts relating to the use or operation of the Identified Real Property to which any Target Group member is a party; and

                  (vii) to the knowledge of Target, all permits and authorizations in any manner related to the Identified Real Property and all other Contracts pursuant to which any Target Group Member has obtained the right to use any Identified Real Property are in good standing, valid and effective in accordance with their respective terms, and to the knowledge of Target, there is no Default under any of such permits, authorizations, or Contracts.

      3.12  Intellectual Property and Products.

            (a)   Intellectual Property of the Business.

                  (i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all of the material Intellectual Property, other than Trade Secrets, owned by the Target Group, in the groupings and further information required by Sections 3.12(b), (c) and (d).

                  (ii) Section 3.12(a)(ii)(A) of the Disclosure Schedule contains a complete and accurate list and summary description of all of the material Intellectual Property, other than Trade Secrets, which the Target Group licenses or uses, in the groupings and further information required by Sections 3.12(b), (c) and (d). Except as set forth in Section 3.12(a)(ii)(B) of the Disclosure Schedule, with respect to the Intellectual Property listed in Section 3.12(a)(ii)(A) of the Disclosure Schedule (together with all material Intellectual Property previously licensed or used by the Target Group), the Target Group has secured all necessary rights and licenses to such Intellectual Property material to the conduct of the Business as has been conducted, as currently conducted, and, to the Knowledge of Target Group, as contemplated in relation to Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development. With respect to each item of Intellectual Property set forth in Section 3.12(a)(ii)(A) of the Disclosure Schedule, such Section includes a complete and accurate list and summary description of the Person who licensed such Intellectual Property and whether such Intellectual Property is embedded in any Product. With respect to each item of Intellectual Property which the Target Group has licensed or used and which is not scheduled in Section 3.12(a)(ii)(A) of the Disclosure Schedule, the Acquiror (or any of its Affiliates) could either license such Intellectual Property or license, replace, develop or have developed substantially equivalent Intellectual Property at a cost to Acquiror (or any of its Affiliates) which is not material. Except as set forth on Schedule 3.12(a)(ii)(C) of the Disclosure Schedule, with respect to each item of Intellectual Property scheduled in Section 3.12(a)(ii)(B) of the Disclosure Schedule, the Acquiror (or any of its Affiliates) could either license such Intellectual Property or license, replace, develop or have developed substantially equivalent Intellectual Property at a cost to Acquiror (or any of its Affiliates) which is not material.

                  (iii) The Intellectual Property listed in Sections 3.12(a)(i) and 3.12(a)(ii)(A) of the Disclosure Schedule, together with the Trade Secrets and all material Intellectual Property previously licensed or used by the Target Group, constitutes all of the material Intellectual Property that is currently used or has been used in the operation of the Business, and to the Knowledge of Target Group, is contemplated in relation to Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development, provided that Acquiror acknowledges that the Target Group may develop additional Intellectual Property in work that has yet to be completed with respect to such version and that such Intellectual Property shall not be considered "contemplated" for the purposes of this Section 3.12(a)(iii).

                  (iv) Except as described in Sections 3.12(a)(ii)(A) and (B) of the Disclosure Schedule, the Target Group is the owner of all right, title and interest in and to each item of Intellectual Property that is currently used or has been used in the operation of the Business, or which is contemplated in relation to Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development, free and clear of any Encumbrances, and has the right to use without payment to a third party.

                  (v) To the Knowledge of Target, except as set forth in Section 3.12(a)(v) of the Disclosure Schedule, the operation of the Business, as such Business currently is conducted (or as contemplated in relation to Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development ), including each Target Group Member's design, development, manufacture, marketing and sale of the Software, Products or services (including Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development) does not (and will not) infringe or misappropriate any Patent or Trademarks of any other Person. Except for any Copyright or Trade Secret set forth in Section 3.12(a)(ii)(A) of the Disclosure Schedule (together with the material Intellectual Property previously licensed or used by the Target Group), the Business as currently conducted, including each Target Group Member's design, development, manufacture, marketing, licensing, sale, maintenance and support of the Software and Products ( and, to the Knowledge of Target Group, of the Software and Products contemplated in Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development) does not infringe or misappropriate any Copyright or Trade Secret of any other Person or constitute unfair competition or trade practices under the Laws of any jurisdiction in which the Business is operated. To the Knowledge of the Target Group, the operation of the Business, as such Business currently is conducted, including each Target Group Member's design, development, manufacture, marketing and sale of the Software, Products or services ( including Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development) does not infringe or misappropriate any Copyright or Trade Secret set forth in Section 3.12(a)(ii)(A) of the Disclosure Schedule (or any Copyright or Trade Secret previously licensed or used by the Target Group). Except as set forth in Section 3.12(a)(v) of the Disclosure Schedule, no Target Group Member has received written notice from any other Person and otherwise has no Knowledge that the operation of the Business or any Software, Product or service of any Target Group Member, infringes or misappropriates the Intellectual Property rights of any other Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction in which the Business is operated.

            (b)   Patents.

                  (i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents which are owned by a Target Group Member, detailing for each individual Target Group Member the Patents which it owns and the countries or jurisdictions in which such Patent is issued or in which an application for such issuance has been filed. A Target Group Member is the recorded owner of each of the Patents owned by such Target Group Member in the U.S. Patent and Trademark Office, and in any foreign patent office in which each such Patent was filed.

                  (ii) Target has received no written notice and otherwise has no Knowledge that it has failed to maintain any pending patent application listed in Section 3.12(a)(i) of the Disclosure Schedule.

                  (iii) Target Group has received no written notice and otherwise has no Knowledge that any Patent listed in Section 3.12(a)(i) of the Disclosure Schedule is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Knowledge of Target, there is no potentially interfering patent or patent application of any third party.

                  (iv) Except as set forth in Section 3.12(a)(v) of the Disclosure Schedule, to the Knowledge of Target, no Patent listed in Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened in any way by a third party.

            (c)   Trademarks.

                  (i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all registrations and applications for registrations for Trademarks and all material unregistered Trademarks which are owned by a Target Group Member, detailing for each individual Target Group Member the countries or jurisdictions in which such material registrations have been registered or such applications for registration have been filed. To the Knowledge of Target, all applications to register any such Trademarks and all of such Trademarks that have been registered with the US Patent and Trademark Office or with any other Governmental Body in any jurisdiction throughout the world, are currently in compliance with all formal requirements under any Law, are valid and enforceable, and except as disclosed under Section 3.12(a)(i) of the Disclosure Schedule are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. Target Group has received no written notice and otherwise has no Knowledge that it has failed to maintain any material pending application or registration for any such Trademark.

                  (ii) To the Knowledge of Target Group, no registration or applications for registration for a Trademark listed in Section 3.12(a)(i) of the Disclosure Schedule has been or is now involved in any opposition, invalidation or cancellation and Target Group has received no notice and otherwise has no Knowledge that any such action is threatened with respect to any of the registration or applications for registration for a Trademark.

                  (iii) Except as disclosed in Section 3.12(a)(v) of the Disclosure Schedule, with respect to the Trademarks listed in Section 3.12(a)(i) of the Disclosure Schedule, Target Group has received no written notice and otherwise has no Knowledge that there is a potentially interfering Trademark or Trademark application of any third party.

                  (iv) To the Knowledge of Target, no Trademark listed in
Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened in any way by any third party.

            (d)   Copyrights.

                  (i) Section 3.12(a)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all registrations and applications for registration for Copyrights and all unregistered Copyrights which are owned by a Target Group Member, detailing for each individual Target Group Member the countries or jurisdictions in which such material registrations have been registered or such applications for registration have been filed

                  (ii) To the Knowledge of Target, no Copyright listed in
Section 3.12(a)(i) of the Disclosure Schedule is infringed or has been challenged or threatened in any way by any third party.

            (e)   Trade Secrets.

                  (i) The Target Group Members take reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets, to the extent that such Trade Secrets derive economic value from its secrecy. To the Knowledge of Target, and except as disclosed on Section 3.12(e)(i) of the Disclosure Schedule, no such Trade Secrets owned by any Target Group Member have been disclosed to a third party except under a confidentiality agreement, other than Trade Secrets whose disclosure would not result in a Material Adverse Effect. Target has received no written notice and otherwise has no Knowledge that any Trade Secret of any Target Group Member is subject to any adverse claim or has been challenged or threatened in any way.

            (f)   Software.

                  (i) Section 3.12(f)(i) of the Disclosure Schedule contains a complete and accurate list and summary description of all Products (including version number and release date). Each of the Products listed on Section 3.12(f)(i) of the Disclosure Schedule performs substantially in accordance with the written specifications and documentation of Target Group with respect to the specific Product sold or licensed by Target Group to its end users, and to the Knowledge of Target, except as set forth in Section 3.12(f)(i) of the Disclosure Schedule no third party has asserted any claim of a material breach of any warranty made, expressly or impliedly, by any Target Group Member.

                  (ii) Except as specified in Section 3.12(f)(ii)(A) of the Disclosure Schedule, all right, title and interest in and to the Products listed in Section 3.12(f)(i) of the Disclosure Schedule is owned by the Target Group, free and clear of all Encumbrances. To the Knowledge of Target Group, except as specified in Section 3.12(f)(ii)(B) of the Disclosure Schedule, all right, title and interest in and to Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development, is owned by the Target Group, free and clear of all Encumbrances. Except as set forth in Section 3.12(f)(ii)(C) of the Disclosure Schedule, no government funding was utilized in the development of any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule. With respect to all Products developed utilizing government funding as set forth in Section 3.12(f)(ii)(C) of the Disclosure Schedule, the Target Group owns all right, title and interest in and to such Products and the Target Group has no unfulfilled obligations to the government (or applicable Governmental Body) related to such Products. Except as set forth in Section 3.12(f)(ii)(D) of the Disclosure Schedule, no Target Group Member has any obligation to compensate any third party for the sale, license, distribution, marketing or use of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule. Except as set forth in Section 3.12(f)(ii)(E) of the Disclosure Schedule, no Target Group Member has granted to any other third party any license, option or other right in or to any of the Products listed in Section 3.12(f)(i) of the Disclosure Schedule.

                  (iii) Except as set forth in Section 3.12(f)(iii) of the Disclosure Schedule, no Target Group Member has any obligation owing to any third party to maintain, modify, improve or upgrade any of the Products.

                  (iv) No Target Group Member has disclosed the source code for any Product to any Person other than to those Persons identified in Section 3.12(f)(iv) of the Disclosure Schedule. Section 3.12(f)(iv) of the Disclosure Schedule contains a complete and accurate list and summary description of any source code escrow obligations of each Target Group Member.

                  (v) Section 3.12(f)(v) of the Disclosure Schedule contains a complete and accurate list and summary description of all Software used in the development of Products, owned, licensed or used by each Target Group Member, unless such Software is set forth in Section 3.12(f)(i) of the Disclosure Schedule. To the Knowledge of the Target Group, such Software set forth in
Section 3.12(f)(v) of the Disclosure Schedule includes all know-how and processes used in connection therewith, and functions as intended, is in machine-readable form, and includes all computer programs, materials, tapes, object and source codes and procedures used by each Target Group Member.

            (g)   Contracts.

                  (i) Section 3.12(g)(i)(A) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid, payable, received or receivable by any Target Group Member, of all material written Contracts relating to the Intellectual Property listed in Sections 3.12(a)(i) and 3.12(a)(ii)(A) of the Disclosure Schedule or any of the Products listed on Section 3.12(f)(i) of the Disclosure Schedule or any of the Software listed in Section 3.12(f)(v) of the Disclosure Schedule to which any Target Group Member is a party, except for any Contract relating exclusively to perpetual, paid-up royalty free and transferable rights licensed to Target for Off-the-Shelf-Software. Except as set forth in Section 3.12(g)(i)(A), there are no material royalty obligations or other payments due or payable by any Target Group Member relating to the Intellectual Property listed in Sections 3.12(a)(i) and 3.12(a)(ii)(A) of the Disclosure Schedule or any of the Products listed on
Section 3.12(f)(i) of the Disclosure Schedule or any of the Software listed in
Section 3.12(f)(v) of the Disclosure Schedule. Except as set forth in Section 3.12(a)(ii)(B) of the Disclosure Schedule, there are no outstanding or, to the Knowledge of Target, threatened disputes, disagreements or Defaults with respect to any such Contract. Execution of the Merger does not terminate any Intellectual Property rights licensed to or by any Target Group Member under any such Contracts. Except as set forth in Section 3.12(g)(i)(B) of the Disclosure Schedule, no Target Group Member has granted an exclusive license with respect to any Intellectual Property that is material to the operation of the Business as currently conducted or which is reasonably contemplated in relation to Version 3.3 of the Target Group's Product collectively known as Atlas Metaprise Software which is under development.

                  (ii) Except as specified in Section 3.12(g)(i) of the Disclosure Schedule, to the Knowledge of Target, no Employee of any Target Group Member is subject to any contractual or legal restrictions that might interfere with the use of his, her or its best efforts to promote the interests of Target Group Members or the Business. To the Knowledge of Target and except as disclosed in Section 3.12(g)(i) of the Disclosure Schedule, no Employee of any Target Group Member has entered into any Contract that restricts or limits in any way the scope or type of work in which the Employee may be engaged or requires the Employee to transfer, assign or disclose information concerning his, her or its work to anyone other than Target Group Members. Section 3.12(g)(iii) of the Disclosure Schedule lists all material written Contracts between or among any Target Group Member, any Employee thereof and a third party that imparts an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon Target Group Members, or any Employee thereof acting in the scope of his or her employment with a Target Group Member.

                  (iii) Except as specified in Section 3.12(g)(i) of the Disclosure Schedule, to the Knowledge of Target, no Employee of any Target Group Member is subject to any contractual or legal restrictions that might interfere with the use of his, her or its best efforts to promote the interests of Target Group Members or the Business. To the Knowledge of Target and except as disclosed in Section 3.12(g)(i) of the Disclosure Schedule, no Employee of any Target Group Member has entered into any Contract that restricts or limits in any way the scope or type of work in which the Employee may be engaged or requires the Employee to transfer, assign or disclose information concerning his, her or its work to anyone other than Target Group Members. Section 3.12(g)(iii) of the Disclosure Schedule lists all material written Contracts between or among any Target Group Member, any Employee thereof and a third party that imparts an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon Target Group Members, or any Employee thereof acting in the scope of his or her employment with a Target Group Member.

                  (iv) To the Knowledge of Target, no Target Group Member or any current or former Employee of, or consultants to, any Target Group Member acting in the scope of his or her employment with a Target Group Member has impermissibly disclosed any other Persons' Trade Secrets or other information which were subject to non-disclosure obligations under a written non-disclosure agreement between such Person and such Target Group Member.

      3.13 Deposit Accounts; Powers of Attorney. Section 3.13 of the Disclosure Schedule sets forth a complete and accurate list of:

            (a) the name of each financial institution in which any Target Group Member has any account or safe deposit box;

            (b) the names in which the accounts or boxes are held;

            (c) the type of account;

            (d) the name of each Person authorized to draw thereon or have access thereto; and

            (e) the name of each Person holding a general or special power of attorney from any Target Group Member and a description of the terms of such power.

      3.14 Contracts and Commitments. Except as listed and described in Section
3.14 of the Disclosure Schedule, no Target Group Member is a party to any:

            (a) material Contract or commitment for services with any present or former Employee or consultant (other than Contracts where the sole remaining obligations relate to non-disclosure, non-solicitation, non-compete or other similar provisions binding upon the parties other than Target);

            (b) Contract with any labor union or other representative of Employees;

            (c) Contract for the future purchase of, or payment for, goods or services by a third party obligating a Target Group Member to pay or by which a Target Group Member could be obligated to pay $25,000 or more (other than Contracts that are terminable upon not more than 30 days prior written notice without payment or penalty);

            (d) Contract for the sale or supply of products or performance of services by a Target Group Member involving $50,000 or more;

            (e) Contract not otherwise listed in Section 3.14 of the Disclosure Schedule under which any Encumbrance on any Assets of a Target Group Member exists;

            (f) representative, sales agency, dealer or distributor Contract;

            (g) lease under which any Target Group Member is either lessor or lessee and pursuant to which the aggregate amount payable in any one year is greater than $25,000 or the aggregate amount payable during the current term of the lease is greater than $50,000;

            (h) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money (including, loans to or from officers, directors, securityholders or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person;

            (i) Contract for any charitable or political contribution;

            (j) Contract for any capital expenditure in excess of $25,000;

            (k) license, franchise, distributorship or other Contract, other than those which relate in whole or in part to any patent, trademark, trade name, servicemark or copyright or to any ideas, technical assistance or other know-how of or used by any Target Group Member which are dealt with in Section 3.12; or

            (l) material Contract not made in the ordinary course.

Except as may be disclosed in Section 3.14 of the Disclosure Schedule, each of the Contracts listed in Section 3.14 of the Disclosure Schedule is valid and enforceable in accordance with its terms, and the Target Group Member and, to the knowledge of Target, each other party thereto are in compliance with the provisions thereof and not in Default; furthermore, except as may be disclosed in Section 3.14 of the Disclosure Schedule, no such Contract contains any requirement with which there is a reasonable likelihood any Target Group Member or, to the knowledge of Target, any other party thereto will be unable to comply. No Contract listed in Section 3.14 of the Disclosure Schedule by its terms is subject to any price redetermination or renegotiation, and listed on
Section 3.14 of the Disclosure Schedule are all concession letters and all other Contracts granting any rights with respect to redetermination or renegotiation of price with respect to any Software.

      3.15  Significant Customers and Suppliers.

            (a) Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all Significant Customers and Significant Suppliers. For purposes of this Agreement, "Significant Customers" are the 20 customers that have generated the most revenue for the Target Group from January 1, 2001 through October 31, 2001, and "Significant Suppliers" are the 20 suppliers who supplied the largest amount by dollar volume of products or services to the Target Group from January 1, 2001 through October 31, 2001.

            (b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, none of the Significant Customers has canceled or substantially reduced or is currently attempting or, to the knowledge of Target, threatening or planning to or, to Target's knowledge, is otherwise affected by circumstances that would cause such Person to cancel or substantially reduce payment of fees to any Target Group Member other than circumstances generally applicable to the industry in which such Significant Customer operates or the economy in general in which such Significant Customer conducts business; and none of the Significant Suppliers has canceled or substantially reduced or is currently attempting or, to the knowledge of Target, planning to cancel or substantially reduce, the supply of products or services to any Target Group Member. To the knowledge of Target, no Target Group Member has received any customer complaints concerning its products or services, that is reasonably likely to lead to any cancellation or material reduction of any such products or services.

            (c) Section 3.15(c) of the Disclosure Schedule sets forth (i) the criteria by which Target Group Members rank prospective customers of the Business, and (ii) a ranking of the current prospective customers of the Business determined by Target in good faith in accordance with such ranking criteria.

      3.16 Restrictions. No Target Group Member is a party or subject to any Contract, Governmental Permit or any Court Order which has had or would reasonably be expected to have a Material Adverse Effect.

      3.17 Conditions Affecting the Target Group Members. Except as set forth in
Section 3.17 of the Disclosure Schedule, to the knowledge of Target, there are no conditions existing with respect to the Target Group's products, services, clients (other than circumstances generally applicable to the industry in which such clients operate or the economy in general in which such clients conduct business), facilities or personnel which are known to Target and which have had or would reasonably be expected to have a Material Adverse Effect.

      3.18 Insurance. Each of the Target Group Members is insured under various policies of insurance, as set forth in Section 3.18 of the Disclosure Schedule. No Target Group Member has failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy, and all existing notices and claims are listed in Section 3.18 of the Disclosure Schedule. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by any Target Group Member. There are no outstanding unpaid premiums or claims; nor are any such policies subject to any retroactive premiums. To the knowledge of Target, there is no state of facts or the occurrence of any event which reasonably might form the basis of any claim against any Target Group Member or which might materially increase the insurance premiums payable under any such policy.
Section 3.18 of the Disclosure Schedule also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Business.

      3.19  Government Contracts.

            (a) Except as set forth in Section 3.19(a) of the Disclosure Schedule, no Target Group Member is a party to any Contracts with any Governmental Body.

            (b) No Target Group Member has been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Body, nor, to the knowledge of Target, has any suspension or debarment action been threatened or commenced. To the knowledge of Target, there is no valid basis for the suspension or debarment of any Target Group Member from bidding on Contracts or subcontracts for any Governmental Body.

            (c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, no Target Group Member has been, nor is now being, audited or investigated by any Governmental Body, or the inspector general or auditor general or similar functionary of any Governmental Body, nor, to the knowledge of Target, has an audit or investigation been threatened.

            (d) Except as set forth in Section 3.19(d) of the Disclosure Schedule, no Target Group Member has any material dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any Governmental Body, relating to a Contract.

            (e) No Target Group Member has, with respect to any government Contract, received a cure notice advising such Target Group Member that it is or was in Default under such Contract.

            (f) No US-based Target Group Member and, to the Target's knowledge, no non-US-based Target Group Member has submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a Contract to any Governmental Body that would be contrary to any current Laws.

            (g) To the knowledge of Target, no Employee, agent, consultant, representative, or Affiliate of any Target Group Member is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

            (h) Each government Contract of any Target Group Member has been issued, awarded or novated to such Target Group Member in such party's name.

            (i) The cost accounting records of Target Group Members are in material conformance with the requirements of applicable Laws including the Federal Acquisition Regulations, to the extent applicable.

      3.20 Compliance with Law. Each Target Group Member has complied with, and is not in violation of or Default under any, Law to which it or its Assets or operations or Business is subject and has not failed to obtain or to adhere to the requirements of any Governmental Permit necessary to the ownership of the Assets or to the conduct of the Business except where such non-compliance, violation, default or failure is not reasonably likely to result in a Material Adverse Effect. To the knowledge of Target, no Target Group Member, or any officer, Employee or agent of, nor any consultant to, any Target Group Member or any Holder has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office (other than lawful campaign contributions), or an official or employee of any Governmental Body or an officer or employee of any client, customer or supplier of any Target Group Member. In addition, to the knowledge of Target, no Target Group Member has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken or failed to take any action that has caused or may cause such Target Group Member to be in violation of any Law including the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect. To the knowledge of Target, no Target Group Member has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in their normally maintained books and records.

      3.21 No Litigation. Except as set forth in Section 3.21 of the Disclosure Schedule, (a) there is no Litigation or other proceeding of or before any Governmental Body pending or, to the knowledge of Target, threatened (i) against or affecting any Target Group Member, any of their Assets or the Business or any of their directors, officers or Employees with respect to their activities as such directors, officers or Employees, or (ii) relating to the Transactions contemplated by this Agreement. No Target Group Member is a party to or subject to the provisions of any Court Order.

      3.22 Permits. Except as set forth in Section 3.22 of the Disclosure Schedule, Target Group Members own or hold all material licenses, franchises and other Governmental Permits, (including motor vehicle titles and current registrations and fuel permits) necessary for the operation of the Business (collectively, "Target Permits"). Each Target Permit is valid, and no Target Group Member has received any written notice that any Governmental Body intends to modify, cancel, terminate or fail to renew any Target Permit. Except as set forth in Section 3.22 of the Disclosure Schedule, no present or former officer, manager, member or Employee of any Target Group Member or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Target Permits. The Target Group Members have conducted and are conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Target Permits and are not in violation of any of the foregoing, except where such non-compliance or violation would not have a Material Adverse Effect. Except as set forth in Section 3.05 or 3.22 of the Disclosure Schedule, the Transactions will not result in a Default or adversely affect the rights and benefits afforded to any Target Group Member by any Target Permit.

      3.23 Tax Matters. Except as disclosed in Section 3.23 of the Disclosure Schedule, (a) all Tax Returns with respect to all Taxes required to be filed by Target Group Members with respect to all periods ending prior to the Closing have been filed on or before the due date thereof (including any extensions of time granted to file such Tax Returns) with the appropriate Governmental Body in all jurisdictions throughout the world in which such Tax Returns, reports and statements are required to be filed, and all such Tax Returns were correct and complete in all respects; (b) all Taxes shown as due on such Tax Returns or assessed against a Target Group Member by any Governmental Body with respect to all periods ending prior to the Closing have been paid when due; (c) no claim has ever been made by a taxing authority or Governmental Body in a jurisdiction where any of the Target Group Members does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (d) there are no Encumbrances other than Permitted Liens on any of the Assets of any of the Target Group Members that arose in connection with any failure (or alleged failure) to pay any Tax; (e) no Target Group Member has received any notice of assessment or proposed assessment from the Internal Revenue Service (the "IRS") or any other Governmental Body in connection with any Tax Returns and there are no pending Tax examinations of or Tax claims asserted against any Target Group Member or any of their Assets or properties; (f) there is no examination by the IRS or any other Governmental Body affecting any Target Group Member presently pending or, to the knowledge of Target, contemplated and no Target Group Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) all payroll, sales, employment, and any other Taxes which any Target Group Member is required by any applicable Law to withhold or collect with respect to all periods ending prior to the Closing have been withheld or collected and have been paid over to the proper Governmental Body or are properly held by such Target Group Member, as applicable, for such payment; (h) no Target Group Member has filed a consent under Section 341(f) of the Code concerning collapsible corporations; (i) any withholding obligation imposed on any Target Group Member by Section 4999(c)(1) of the Code that arose prior to or on the Effective Time has been satisfied; (j) each Target Group Member has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (k) no Target Group Member is a party to any Tax allocation, Tax sharing, Tax indemnification or similar Contract; (l) since their incorporation or organization, no Target Group Member (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (ii) has any Liability for the Taxes of any Person (other than any of the Target Group Members) under Treas. Reg. Section 1.1502-6 (or similar provisions of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise; (m) the unpaid Taxes of any Target Group Member for the period ending September 30, 2001 do not exceed the reserve for Taxes (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income), which reserve is included in the "Accrued Expenses" amount set forth on the face of the Interim Balance Sheet;
(n) no Taxes have been incurred in the period beginning October 1, 2001 and ending immediately prior to the Closing other than in the ordinary course of business; and (o) no Target Group Member will be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of applicable Tax Law); (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

      3.24  Employee Matters and Benefit Plans.

            (a) Schedule. Section 3.24(a) of the Disclosure Schedule contains an accurate and complete list of each Target Employee Plan (including each International Employee Plan) and each Employment Agreement. Except as disclosed in Section 3.24(a) of the Disclosure Schedule, Target does not have any plan or commitment to establish any new Target Employee Plan, International Employee Plan, or Employment Agreement, to modify any Target Employee Plan, International Employee Plan or Employment Agreement (except to the extent required by Law or to conform any such Target Employee Plan, International Employee Plan or Employment Agreement to the requirements of any applicable Law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement), or to adopt or enter into any Target Employee Plan, International Employee Plan, or Employment Agreement.

            (b) Documents. Target has made available to Acquiror correct and complete copies of: (i) all documents embodying each Target Employee Plan, International Employee Plan, and each Employment Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Target Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan; (iv) if the relevant Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Target Employee Plan and any proposed Target Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to Target; (viii) all correspondence to or from any Governmental Body relating to any Target Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); and (x) the three most recent plan years discrimination tests for each Target Employee Plan.

            (c) Employee Plan Compliance. Except as set forth in Section 3.24(c)of the Disclosure Schedule, (i) Target has performed in all material respects all obligations required to be performed by it under, is not in violation of, and has no knowledge of any Default or violation by any other party to each Target Employee Plan, and each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA or the Code; (ii) each Target Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Target Employee Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Target

Employee Plan; (iii) Target has no knowledge of any "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Target Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the Assets of any Target Employee Plan; (v) each Target Employee Plan (other than any stock option plan as to grants already made) can be amended, terminated or otherwise discontinued after the Effective Time, without material Liability to any Target Group Member, Target or any of its ERISA Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Target or any ERISA Affiliates, threatened by the IRS or DOL with respect to any Target Employee Plan; (vii) neither Target nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; (viii) as required in accordance with GAAP, Target Financial Statements as of the Interim Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Target Employee Plans as of the date thereof, and no funding changes or irregularities not reflected thereon would cause such Target Financial Statements to be materially inaccurate, and (ix) no Target Group Member has incurred Liability under Section 4062, 4063 or 4064 of ERISA.

            (d) Pension Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

            (e) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Target or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Target, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in
Section 413 of the Code.

            (f) No Post-Employment Obligations. Except as set forth in Section 3.24(f) of the Disclosure Schedule no Target Employee Plan provides, or reflects or represents any Liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Target has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

            (g) Target 401(k) Plan. Target has never made, and has no obligation to make, a matching contribution or a profit sharing contribution to the Target 401(k) Plan.

            (h) Health Care Compliance. Neither Target nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of any state Law applicable to its Employees.

            (i)   Effect of Transaction.

                  (i) Except as set forth in Section 3.24(i)(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute a violation under any Target Employee

Plan, Employment Agreement, trust or loan that will or may result in any payment whether of vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (ii) Except as set forth in Section 3.24(i)(ii) of the Disclosure Schedule, no Target Group Member has or will have any obligation to pay any Tax (or to reimburse any Employee for payment of such Tax) imposed on any Employee under Section 4999(a) of the Code where such obligation is (1) the result of any payment or benefit which will be made or provided by any Target Group Member, and (2) directly or indirectly attributable to the transactions contemplated by this Merger.

            (j) International Employee Plan. In addition to the otherwise applicable provisions of this Section 3.24, each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Target or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Target or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

      3.25 Labor and Employment Matters. Except as set forth in Section 3.25 of the Disclosure Schedule, with respect to Employees of and service providers to any Target Group Member:

            (a) each Target Group Member is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, any such laws respecting minimum wage and overtime payments, employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

            (b) there is not now, nor within the past three years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Target, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any Liability to any Target Group Member;

            (c) the Employees of each Target Group Member are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against any Target Group Member or currently being negotiated by any Target Group Member;

            (d) all Persons classified by any Target Group Member as independent contractors satisfy and have satisfied the requirements of any applicable Law to be so classified, and each Target Group Member has fully and accurately reported such independent contractors' compensation on IRS Forms 1099 when required to do so;

            (e) Section 3.25 of the Disclosure Schedule lists the names and titles of and current annual base salary or hourly rates for the 10% most highly compensated Employees of each Target Group Member, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such Person during the past or current fiscal year or payable to each such Person in the future; and

            (f) no Target Group Member has any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees

(other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Target under any worker's compensation policy or long-term disability policy.

      3.26 Environmental Matters. Without limiting the generality of Section
3.21 of the Disclosure Schedule, except as described in Section 3.26 of the Disclosure Schedule, to the knowledge of Target, there has not been any Environmental Condition at any Real Property leased or operated at any time by any Target Group Member, nor has any Target Group Member received notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by Target or any third party, at or relating to any such Real Property that does or may reasonably be expected to (A) require abatement or correction under an Environmental Law, (B) give rise to any civil or criminal Liability on the part of any Target Group Member under an Environmental Law, or
(C) create a public or private nuisance.

      3.27 No Third Party Options. There are no Contracts, options, or rights with, to or in any third Person to purchase or otherwise acquire any of Target Group Member's Assets or rights or any interest therein, except for those Contracts entered into in the ordinary course for the sale of Target Group Members' products and services.

      3.28 Transactions with Affiliates. To the knowledge of Target, no director, officer or Employee of any Target Group Member owns, directly or indirectly, an interest in any Person that is a party to any material Contract with any Target Group Member or conducts the same business as, or a similar business to, the Business.

      3.29 No Brokers or Finders. Target will have no Liability to any Person (other than Credit Suisse First Boston) for any commission or finder's or similar fee in connection with the Transactions. Section 3.29 of the Disclosure Schedule contains a true and correct copy of the engagement letter between Credit Suisse First Boston and Target, including all amendments or supplements thereto.

      3.30 Disclosure. No representation or warranty by Target in any Transaction Document, including the Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

      3.31 Warranty Experience. Except as set forth in Section 3.31 of the Disclosure Schedule, historically, in preparing its financial statements, Target has established a reserve for potential claims based upon theories of breach of any express or implied warranties in connection with the sale or distribution of goods or the performance of services by Target. The amount of such reserve reflected on the Interim Balance Sheet is $220,000. Target has never drawn any material amount against this reserve. There are presently no warranty claims pending or, to the knowledge of Target, threatened against any Target Group Member, and Target knows of no basis therefor.

      3.32 Transaction Expenses. Other than (a) those payments to be made to Credit Suisse First Boston pursuant to the engagement letter referenced in
Section 3.29 and (b) the fees and expenses of Pepper Hamilton as set forth in the definition of Target Transaction Expenses and those incurred in connection with the Transactions on or prior to November 21, 2001, the Target has not incurred more than $80,000 in fees or expenses with respect to the Transactions.

      3.33 No Other Representations. Except for the representations and warranties contained in this Article 3, neither Target nor any other Person acting on behalf of Target, makes or has made any representation or warranty, express or implied. Target has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Target, the Business or otherwise, other than those representations and warranties expressly made in this Article 3, and the Holders will not have or be subject to any liability to Acquiror or any other Person resulting from Acquiror's or its representatives' use of any financial information, projections, budgets or any other document or information, other than those representations and warranties expressly made by Target to Acquiror in this Article 3, subject to the limitations set forth in
Article 6.

                                   ARTICLE 4.
                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      Acquiror hereby represents and warrants to Target and the Holders as follows:

      4.01 Due Organization. Each Acquiring Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its Assets and to carry on its business in the places and in the manner as now conducted. Each Acquiring Party is authorized, qualified or licensed in all jurisdictions where such authorization, qualification or license is required, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on or materially restrict the business, operations, results of operations, Assets, prospects or condition, financial or otherwise, of such Acquiring Party.

      4.02 Authorization; Validity. Each Acquiring Party has the corporate power, authority and legal right to execute, deliver and perform this Agreement and any other Transaction Document to which it is or will be a party. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is or will be a party by each Acquiring Party has been duly authorized by all necessary corporate action (no stockholder action being required). This Agreement and such Transaction Documents has been or will be, as the case may be, duly executed and delivered on behalf of each Acquiring Party by a duly authorized officer, and constitutes or will be when so executed and delivered, a legal, valid and binding obligation of Acquiring Parties enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general equity principles.

      4.03 No Conflicts. Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement and any other Transaction Document to which a Acquiring Party is or will be a party will not contravene or violate (a) any Law or Court Order to which such Acquiring Party is subject or (b) the Charter Documents of such Acquiring Party or any securities issued by such Acquiring Party; nor will such execution, delivery or performance result in a Default under any term, condition or provision of, or require the consent of any other party to, any Contract, or any Governmental Permit to which such Acquiring Party is a party, by which such Acquiring Party may have rights or by which any of the assets of such Acquiring Party may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of such Acquiring Party thereunder. Except for filing of Form D pursuant to Rule 503 under the Securities Act and filings under state blue sky laws, no authorization, approval or consent, and to the Acquiror's knowledge, no registration or filing with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement by Acquiring Parties or the consummation of the Transactions.

      4.04 Public Filings. Acquiror has filed with the Securities and Exchange Commission ("SEC") all reports required to be filed pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, to be filed by Acquiror since December 31, 2000 (collectively, and in each case including all amendments thereto, the "Public Documents"). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC, the Public Documents complied in all material respects with the requirements of the Exchange Act, and none of the Public Documents (including any and all financial statements included therein) as of such dates and as of the date hereof contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Acquiror included the Public Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and such financial statements present fairly, in all material respects the consolidated financial position of Acquiror and its subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP.

      4.05 No Brokers or Finders. Acquiror will have no liability to any Person (other than U.S. Bancorp Piper Jaffray) for any commission or finder's or similar fee in connection with the Transactions. A true and correct copy of the engagement letter between Acquiror and U.S. Bancorp Piper Jaffray has been delivered to the chief financial officer of Target.

      4.06 Acquiror Common Stock. Upon issuance in accordance with this Agreement, the shares of Acquiror Common Stock delivered to the Holders will be duly authorized, validly issued, fully paid and non-assessable.

                                   ARTICLE 5.
                                    COVENANTS

      5.01 Cooperation. The Target, the Holders and Acquiror shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection with the review or audit of the financial statements of Target by Acquiror's accountants, if required, the chief executive or chief financial officer of Target shall execute any documentation reasonably required by Acquiror's accountants.

      5.02 Publicity. Upon the Closing the Parties shall issue a press release in the mutually agreed upon form.

      5.03  Registration Statements.

            (a) Acquiror shall file a registration statement under the Securities Act for the resale of the shares of the Acquiror Common Stock issuable pursuant to this Agreement for all of the shares of the Merger Consideration (other than shares issuable upon exercise of Assumed Options) in accordance with the terms and conditions of the Registration and Lock-up Agreement.

            (b) Acquiror shall file a registration statement under the Securities Act covering the offer and sale of shares of Acquiror Common Stock pursuant to the Assumed Options, and take commercially reasonable efforts to maintain the effectiveness of such registration statement while any of the Assumed Options remain outstanding.

      5.04 Acquiror Board Appointment. Following the Effective Time, Acquiror shall take all reasonable action necessary to not later than the next meeting of the Acquiror's Board of Directors, Acquiror appoint Robert F. Bernstock to Acquiror's Board of Directors and in a class of directors whose current term expires not earlier than the annual meeting of Acquiror's shareholders in 2003.

      5.05 Reorganization Status. None of the Parties shall take any actions or fail to take an action after the completion of the Merger that could cause the Merger to cease to qualify as reorganization as defined under Section 368(a) of the Code. Each Party agrees to report the Transaction as a tax free reorganization for all relevant Tax purposes.

      5.06  Director and Officer Liability.

            (a) Acquiror and the Surviving Corporation agree that all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the directors, officers, employees and agents ("Target Indemnified Parties") of any Target Group Member as provided in any Target Group Member's Charter Documents as in effect as of the date hereof or in any indemnification agreements identified in Section 3.14 of the Disclosure Schedule shall continue in full force and effect with respect to activities prior to the Effective Time, without any amendment thereto, for a period of five years from the Effective Time to the extent such rights are consistent with Delaware law, and Acquiror agrees to cause the Target Group Members to fulfill its obligations in respect thereof; provided that, in the event any claim for indemnification with respect to any matter is asserted or made within such five year period, all rights to indemnification arising from such claim shall continue until disposition of such claim; and provided, further, that nothing in this Section 5.06 shall impair any rights or obligations of any present or former directors or officers of any Target Group Member.

            (b) Acquiror or the Surviving Corporation shall provide to the current and former directors and officers of any Target Group Member officers' and directors' liability insurance coverage ("D&O Insurance") as of the Effective Time with respect to service prior to the Effective Time for a period of not less than five years after the Effective Time, which coverage will be substantially similar to the such Target Group Member's existing D&O Insurance including, without limitation, an overall coverage amount not less than the overall coverage amount under such Target Group Member's existing D&O Insurance policy.

      5.07  Tax Return Preparation.

            (a) Acquiror shall not file any amended Tax Returns for any Target Group Member for Tax Returns filed prior to the date hereof that could reasonably result in an indemnification claim by Acquiror under this Agreement without the prior written consent of the Common Holders' Representative, which will not be withheld if Acquiror delivers an opinion of counsel reasonably acceptable to Common Holders' Representative that such amended return is required under applicable Law, or if such amended Tax Return is to be filed as a result of a final determination (as defined in section 1313 of the Code) of the issues raised in the original Tax Return.

            (b) Acquiror shall prepare all Tax Returns for Target Group Members (including related information returns, such as IRS Form W-2 and other employee forms) for periods that end on or before or include the Closing Date (each a "Final Tax Return") in a manner consistent with the past Tax Returns filed by the Target Group Member (unless Acquiror determines in good faith there is no reasonable basis to continue such reporting) and consistent with the terms of any employment agreements entered into as part of Closing, and no election shall be made under Reg. Section 1.1501-76(b)(2)(ii)(D) to ratably allocate items of income and expense between the Final Tax Return for the period January 1, 2001 through the Closing Date and the period beginning the day after the date of closing and ending on December 31, 2001 unless Common Holders' Representative consents in writing to such election, and such consent shall not be withheld if the election could not reasonably result in an indemnification by Acquiror under this Agreement. Any items of income or expense that arise on the date of Closing as a result of the Merger or as a result of including Target in the Acquiror consolidated tax return shall be deemed to arise on the next business day, as provided in Reg. Section 1.1501-76(b) and will not be deemed to occur prior to the Closing.

            (c) The filing of any Final Tax Return shall be subject to the prior review of the Holders' Representative. No later than 45 days prior to the filing due date (including extensions) of a Final Tax Return Acquiror shall provide Holders' Representative with a copy of the draft Final Tax Return. If Holder's Representative shall have delivered to Acquiror within ten business days of Holder's Representative's receipt of such draft Final Tax Return written notice of its disagreement with such draft Final Tax Return, specifying with reasonable particularity all items of disagreement with such draft, Acquiror and Holders' Representative shall negotiate in good faith to resolve any such items of disagreement prior to the filing of such Final Tax Return.

      5.08 Target Transaction Expenses. Following the Effective Time, Acquiror shall cause the Target Transaction Expenses to be paid.

      5.09 Holders' Put and Sale Rights. Upon exercise by a Holder of a right set forth in Section 2.06(k), Acquiror shall purchase the shares sold to Acquiror or take the steps required of Acquiror to allow the shares to be released from the lock-up under the Registration and Lock-up Agreement.

                                   ARTICLE 6.
                                 INDEMNIFICATION

      6.01 General Indemnification by the Holders. The Holders, jointly as set forth in the Escrow Agreement, shall indemnify, defend, protect and hold harmless the Acquiror and its Subsidiaries (including the Surviving Corporation) and each of their officers, directors and employees (collectively, the "Acquiror Indemnified Parties") from, against and in respect of:

            (a) all Liabilities, losses, claims, damages (including punitive, direct and indirect and consequential damages and lost revenue and income), fines, penalties, assessments, adjustments, settlement payments, deficiencies, diminution in value, costs and expenses (including reasonable attorneys' fees and expenses of investigation) (collectively, "Losses") suffered, sustained, incurred or paid by the Acquiror Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly any breach of any representation or warranty of Target set forth in this Agreement or in any certificate or other writing delivered by Target in connection herewith; and

            (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.01.

            (c) Notwithstanding any other provision of this Article 6, except as provided below in this Section 6.01, the Acquiror Indemnified Parties shall be entitled to indemnification hereunder with respect to the breach of representation and warranty of Target only when the aggregate of all Losses of such Acquiror Indemnified Parties from all such breaches of such representations and warranties exceeds one percent of the aggregate value of the Merger Consideration as of the Effective Time (the "Threshold") and, if the Threshold is exceeded, to the extent such Losses exceed the Threshold up to the amount determined under the Escrow Agreement (the "Indemnification Cap"). The foregoing limitation with respect to the Threshold shall not apply (but the Indemnification Cap will apply), however, to (a) any breach of the representations or warranties under Sections 3.03, 3.04, 3.23, 3.24 or 3.32 or in the related provisions of any certificates to be delivered at the Closing by Target or (b) a breach of any representation or warranty of Target that was made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof. For the avoidance of doubt, except as set forth in Sections
6.04 or 6.07, the maximum aggregate liability of any Holder for all claims under this Section 6.01 shall be equal to the value as of the Closing Date of such Holder's Escrow Shares; provided that in no event shall a Holder's liability in connection with any indemnification claim exceed the value as of the date of any final determination of the amount due in satisfaction of any claim for indemnification of such Holder's Escrow

Shares then held by the Escrow Agent, and the order of claims and limitations on the liability of the Preferred Holders set forth in the Escrow Agreement shall apply to all obligations of the Preferred Holders in respect of indemnification under this Article 6.

            (d) Notwithstanding any provision of this Agreement, in the Charter Documents of any Target Group Member, or in any agreement between Target and any Holder to the contrary, in no event shall the Surviving Corporation be obligated to reimburse, contribute, indemnify or hold harmless any Holder in respect of any of the liabilities or obligations of the Holders under this Article 6. No Holder shall have the right to exercise or assert any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation for recovery in respect of such Holder's indemnification obligation under this
Article 6.

            (e) Notwithstanding anything in this Agreement to the contrary, the amount of any Losses otherwise payable to an Indemnified Party shall be reduced by the amount of net insurance proceeds received by such Indemnified Party (giving effect to deductibles or self insured or co-insurance payments made) as compensation for the damage or Losses caused by the act, or omission, fact or circumstance giving rise to the Losses, less the amount of any premium costs associated therewith.

      6.02 Survival. Except as otherwise provided in Section 6.04, the representations and warranties given or made in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing until March 31, 2003 and shall thereafter terminate and be of no further force or effect, except that (a) the representation and warranties set forth in Sections 3.23 and 3.24 shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, or, to the extent no statute of limitations applies, until December 31, 2007 and (b) any representation or warranty as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

      6.03 Holders Indemnification Procedures. All claims or demands for indemnification under Section 6.01 shall be asserted and resolved as follows:

            (a) In the event that any claim or demand for which the Common Holders (the "Common Indemnifying Party"), the Preferred Holders (the "Preferred Indemnifying Party," and, together with the Common Indemnifying Party (an "Indemnifying Parties") would be liable to a Acquiror Indemnified Party (the "Indemnified Party") hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Common Holders' Representative and the Preferred Holders of such claim or demand (the "Claim Notice"), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Common Holders' Representative and the Preferred Holders, to the extent that the amount of such claim is not fixed or, based upon the amount of such claim, the Preferred Holders could be liable for a portion of such claim under the Escrow Agreement (in either case, a "Preferred Objection Right"), shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Common Holders' Representative or the Preferred Holders, in the event of a Preferred Objection Right, dispute the relevant Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Common Holders' Representative and the Preferred Holders, in the event of a Preferred Objection Right, do not dispute such Liability, whether or not the Common Holders' Representative or the Preferred Holders, in the event of a Preferred Objection Right, desire, at the sole cost and expense of such Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take such action which the Indemnified Party shall reasonably deem necessary or appropriate to protect the Indemnified Party's interests. In the event that the Common Holders' Representative or the Preferred Holders, in the event of a Preferred Objection Right, notify the Indemnified Party within the Notice Period that the Common Holders' Representative or the Preferred Holders, as the case may be, do not dispute such Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Common Holders' Representative and the Preferred Holders, as the case may be, shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) by appropriate proceedings; provided that, unless the Indemnified Party otherwise agrees in writing, neither the Common Holders' Representative nor the Preferred Holders, as the case may be, may settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Common Holders' Representative or the Preferred Holders, in the event of a Preferred Objection Right, elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article 6, then the Indemnified Party shall be entitled to recover from the relevant Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred at the fluctuating rate per annum equal to two percentage points in excess of the prime rate published from time to time in the Eastern Edition of The Wall Street Journal (the "Applicable Rate") subject to the limitations set forth in this Article 6.

            (b) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Holders' Representative and the Preferred Holders, in the event of a Preferred Objection Right, any such claim or demand seeks material prospective relief which could have a materially adverse effect on the business, operations, results of operations, Assets, prospects or condition, financial and otherwise, of any Indemnified Party, the Indemnified Party and the Preferred Holders, in the event of a Preferred Objection Right, shall have the right to control or assume (as the case may be) the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the relevant Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Holders' Representative or the Preferred Holders, as the case may be, shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the relevant Indemnifying Party.

            (c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Common Holders' Representative and the Preferred Holders, in the event of a Preferred Objection Right. If the Common Holders' Representative or the Preferred Holders, in the event of a Preferred Objection Right, does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder.

            (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable good-faith belief that such a claim will be made. At such time when the Indemnified Party shall have a good-faith belief that such claim will not be made, or if earlier, the second anniversary of the Closing, if the claim has not then been made the Indemnified Party shall withdraw its claim. The Indemnified Party's failure to give reasonably prompt notice to either of the Indemnifying Parties of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Parties of any Liability which either of the Indemnifying Parties may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party. The procedures set forth in this Article 6 shall not apply to claims or demands which in the reasonable opinion of the Indemnified Party may be covered by the Threshold.

            (e) In the event that the Common Holders no longer have any liability under this Article 6 because the indemnification claims exceed the lesser of their Maximum liability or the remaining value of their escrowed property, no further consent by, or notice to, the Common Holders or their Common Holders' Representative shall be required.

      6.04 Exceptions to Limitations. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any Party has, or might have, at law, in equity or otherwise, against any other Party, based on any fraudulent action, willful misrepresentation or willful breach of warranty.

      6.05 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Acquiring Parties. Each Party shall be deemed to be relying on the representations and warranties of the other Party set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any Party to consummate the Transactions contemplated hereby.

      6.06 Payment of Indemnification Obligations. In the event that any Indemnifying Party is required to make any payment under this Article 6, such amount shall be paid promptly to the Indemnified Party pursuant to the Escrow Agreement. If there should be a dispute as to such amount, the portion, if any, of the obligation as shall not be subject to dispute shall be paid promptly. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 6 and the portion, if any, theretofore paid shall bear interest at the Applicable Rate for the period from the date the amount was demanded by the Indemnified Party until payment in full, payable on demand.

      6.07 Extended Indemnification Obligations. If an Acquiror Indemnified Party is seeking indemnification under Section 6.01 in regard to any of the matters listed in Section 6.02 (a) after March 31, 2003 and amounts, if any, retained under the Escrow Agreement in respect of such claim are not sufficient to satisfy it, such Acquiror Indemnified Party shall be permitted to seek indemnification directly against the Management Group and the Safeguard Parties only (the "Extended Indemnitors"). Each of the members of the Management Group shall be severally liable for claims made under this Section and then only to the extent that such member of the Management Group would have been liable under the Escrow Agreement if the Escrow Agreement were still in place and each of the Indemnitors (as defined in the Escrow Agreement) remained a party thereto. The Acquiror Indemnified Parties shall use reasonable efforts to join as many members of the Management Group as practicable in a single proceeding, but shall in no event be required to file more than one action hereunder in respect of any claim. The Safeguard Parties shall be liable only to the extent a claim is not satisfied after seeking indemnification against each member of the Management Group and then only to the extent that the Safeguard Parties would have been liable under the Escrow Agreement if the Escrow Agreement were still in place and each of the Indemnitors (as defined in the Escrow Agreement) remained a party thereto. Claims may be paid in cash or in shares of Acquiror Common Stock valued as provided in this Agreement. Notwithstanding anything contained herein to the contrary, if an Acquiror Indemnified Party is entitled to seek indemnification directly from the Extended Indemnitors pursuant to this Section 6.07, then the maximum aggregate liability of each Extended Indemnitor under this Section 6.07 shall be equal to the lowest of (x) the value as of the Closing Date of such Extended Indemnitor's Escrow Shares less any amounts previously paid by such Extended Indemnitor on account of indemnification obligations under this Article 6, (y) the value on the date of the final determination of the amount due in satisfaction of any claim for indemnification of the number of shares of Acquiror Common Stock held on such date by such Extended Indemnitor that were delivered to such Extended Indemnitor by the Escrow Agent or (z) if the Extended Indemnitor then owns fewer shares of Acquiror Common Stock than were delivered to such Extended Indemnitor by the Escrow Agent and has sold the other shares in a bona fide sale, the sum of (A) the value on the date of the final determination of the amount due in satisfaction of any claim for indemnification of the number of shares of Acquiror Common Stock held on such date by such Extended Indemnitor plus (B) the total gross proceeds received by such Extended Indemnitor upon the sale of the shares of Acquiror Common Stock that were delivered to such Extended Indemnitor by the Escrow Agent.

      6.08 Exclusive Remedy. Acquiror hereby acknowledges that in connection with the transactions contemplated hereby, it has not relied on any factual representations of the Target Group Members or the Target Group Member's representatives (except the specific representations and warranties of Target set forth in Article 3), and Acquiror hereby acknowledges that none of the Target Group Members or any of their respective directors, officers, shareholders, employees, Affiliates, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Acquiror or its directors, officers, employees, Affiliates, controlling persons, agents or representatives except and to the extent set forth in Article 3 and the Disclosure Schedule.

      From and after the Effective Time, the rights and remedies of the Acquiror Indemnified Parties under this Article 6 are the sole and exclusive rights and remedies of such Acquiror Indemnified Parties with respect to the matters set forth in Section 6.01, other than with respect to claims for fraud. THE ACQUIROR HEREBY WAIVES, RELEASES AND DISCHARGES, FOR ITSELF AND ON BEHALF OF ALL ACQUIROR INDEMNIFIED PARTIES, ALL RIGHTS TO, AND THE HOLDERS SHALL NOT HAVE ANY OBLIGATION FOR, ALL DAMAGES, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, FOR THE MATTERS SET FORTH IN SECTION 6.01, OTHER THAN THOSE EXPRESSLY PROVIDED FOR UNDER THIS ARTICLE 6.

                                   ARTICLE 7.
                                     GENERAL

      7.01 Assignment and Binding Effect. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and permitted assigns of the Parties.

      7.02 Entire Agreement; Amendment; Waiver. This Agreement, the Escrow Agreement and the other Transaction Documents sets forth the entire understanding of the Parties with respect to the Transactions. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral (including the letter of intent dated November 21, 2001), are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

      7.03 Counterparts. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered (which deliveries may be made by facsimile) shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

      7.04 Expenses. The Target Transaction Expenses shall be paid in accordance with Section 2.12(e). All other fees, expenses and disbursements incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions contemplated hereby shall be paid by the Person incurring such amounts.

      7.05 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed received on the day delivered personally or sent by telefax (with confirmation of receipt), on the third Business Day after posted by registered or certified mail, postage prepaid, or on the next Business Day after sent by recognized overnight courier service, as follows:

      If to Acquiror:

            VERTICALNET, INC.
            700 Dresher Road
            Horsham, PA  19044
            Attention:  James W. McKenzie, Esq.
            (Facsimile:  215-658-1872)

            with a required copy to:

            Morgan, Lewis & Bockius LLP
            1701 Market Street
            Philadelphia, Pennsylvania  19103
            Attention: Michael L. Pillion, Esq.
            (Facsimile:  215-963-5299)

      If to Target:

            Atlas Commerce, Inc.
            300 Chesterfield Parkway
            Malvern, PA  19355
            Attention:  Robert F. Bernstock
                             Chief Executive Officer

            with a required copy to:

            Pepper Hamilton LLP
            3000 Two Logan Square
            Eighteenth and Arch Streets
            Philadelphia, Pennsylvania 19103
            Attention:  Barry M. Abelson, Esq.
            (Facsimile:  215-981-4750)

      If to the Common Holders' Representative:

            Mark W. Byrd             Joseph H. Holland      Daniel J. Tiernan
            209 Kelly Lane           460 Shady Lane         815 Caldwell Road
            Downingtown, PA  19335   Berrington, IL  60010  Wayne, PA  19087

      with a required copy to:

            Pepper Hamilton LLP
            3000 Two Logan Square
            Eighteenth and Arch Streets
            Philadelphia, Pennsylvania 19103
            Attention:  Barry M. Abelson, Esq.
            (Facsimile:  215-981-4750)

      If to the Preferred Holders:

            Safeguard Scientific, Inc.
            800 The Safeguard Bldg.
            435 Devon Park Drive
            Wayne, PA  19087
            Attention:  N. Jeffrey Klauder
            (Facsimile:  610-254-4301)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed , mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

      7.06 Arbitration. Subject to the provisions of Section 7.14, all disputes under this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, before a panel of three arbitrators pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 7.06. Each of the Acquiring Parties (or any single member thereof), on the one hand, and the Holders' Representative (or any single member thereof), on the other hand, shall select one of the arbitrators within 15 days after the date of the notice of arbitration described above; and each shall give the other written notice of the name, and address of the arbitrator it selected. The two arbitrators so selected shall jointly agree on the selection of the third arbitrator, but if they do not so agree within 30 days after the date of the notice of arbitration described above, the selection of the third arbitrator shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. The third arbitrator may not have had any past or present relationship with or interest in any of the Parties or any of their respective Affiliates. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made by any Party with respect to any dispute, claim or other matter after the date on which litigation based on such dispute, claim or other matter would be barred by the applicable statute of limitations. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrator selected by it, and the expenses of the third arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

      7.07 Pennsylvania Law to Govern; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction. EACH PARTY AND THE HOLDERS' REPRESENTATIVE HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      7.08 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstance in any other jurisdiction or to other Persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

      7.09 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and the Holders and, in the case of Article 6, the other Acquiror Indemnified Parties, and their heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

      7.10 Further Representations. Each Party hereby acknowledges and represents that it, he or she (a) has been represented by its, his or her own legal counsel in connection with the Transactions, with the opportunity to seek advice as to its, his or her legal rights from such counsel, (b) is being independently advised as to the Tax consequences of the Transactions, (c) that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party and (d) any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

      7.11 Common Holders' Representative. Mark W. Byrd, Joseph H. Holland and Daniel J. Tiernan shall collectively act as exclusive agent and attorney-in-fact to act on behalf of the Holders other than the Safeguard Parties (such Holders, the "Common Holders") with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement (the "Common Holders' Representative"). If more than one Person acts as the Common Holders' Representative, a decision of a majority of such Persons shall be conclusive. In the event of the death, disability or resignation of a Person, a successor may be appointed by Persons in respect of whom a majority of the Escrow Shares were deposited. The Common Holders' Representative shall have the power to take any and all actions which the Common Holders' Representative believes are necessary or appropriate or in the best interests of the Common Holders, as fully as if each such Common Holder was acting on its, his or her own behalf with respect to all claims for indemnification under this Agreement and to take any action or no action in connection therewith as the Common Holders' Representative may deem appropriate as effectively as the Common Holders could act themselves, including the settlement or compromise of any dispute or controversy. In no event shall the Common Holders' Representative be required to expend their own funds to defend any claim for indemnification hereunder, and they may require, as a condition of undertaking such defense, contribution by the Common Holders of funds necessary to pay the cost of any such defense. The authority granted hereunder is deemed to be coupled with an interest. The death or incapacity of any Common Holder shall not terminate the authority and agency of the Common Holders' Representative. Acquiror shall have the right to rely on any actions taken or omitted to be taken by the Common Holders' Representative as being the act or omission of the Common Holders, without the need for any inquiry, and any such actions or omissions shall be binding upon each of the Holders. The Common Holders' Representative shall incur no liability, loss, damage or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.

      7.12 Disclosure Schedule. The Disclosure Schedule shall be arranged in numbered sections corresponding to the Sections and subsections of this Agreement to which they relate. Nothing in the Disclosure Schedule shall be deemed to disclose an exception to a representation or warranty made herein, unless such exception is identified specifically in the applicable section of the Disclosure Schedule and the nature of such exception is reasonably apparent from such disclosure and shall be complete with cross references where appropriate which, in each case, shall constitute the only valid disclosure with respect to such Section(s) hereof.

      7.13 Conflict Waiver. Each of the Target and Acquiror (i) acknowledges that Pepper Hamilton LLP ("Pepper") had, prior to the Effective Time, represented the Target as its general legal counsel, (ii) hereby waives any conflict or potential conflict arising out of Pepper's representation of the Holders (as a group or any such Holders individually) with respect to or in connection with the transactions contemplated by the Agreement, and (iii) consents to the retention of Pepper by the Holders as legal counsel in connection with any and all matters referred to herein or in connection with any disputes arising out to terms hereof or the matters referred to herein.

      7.14 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder (including any claim for indemnification under Article 6), the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit, if in such action or suit the principal claim or defense of the non-prevailing Party is held to be without merit because it was not reasonably supported by Laws or material and relevant facts.


                           [Execution Page Following]

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.
                                          VERTICALNET, INC.



                                          By:___________________________________
                                          Name:
                                          Title:


                                          EVEREST ACQUISITION CO.



                                          By:___________________________________
                                          Name:
                                          Title:


                                          ATLAS COMMERCE, INC.



                                          By:___________________________________
                                          Name:
                                          Title:


      The undersigned hereby agree to act as Common Holders' Representative under this Agreement and to be bound by the provisions of this Agreement relating to the Common Holders' Representative.



                                          ______________________________________
                                          Name:  Mark W. Byrd



                                          ______________________________________
                                          Name:  Joseph H. Holland



                                          ______________________________________
                                          Name:  Daniel J. Tiernan

                                List of Exhibits

Exhibit    Description
-------    -----------


A          Form of Escrow Agreement
B          Form of Registration and Lock-up Agreement
C          Form of Securityholder's Certificate
D          Form of Certificate of Merger

10/31 Balance Sheet .....................................................     17
Accounts Receivable .....................................................      1
Acquiring Parties .......................................................      1
Acquiror ................................................................      1
Acquiror Common Stock ...................................................      1
Acquiror Indemnified Parties ............................................     37
Acquisition Sub. ........................................................      1
Affiliate ...............................................................      1
Aggregate Common Number .................................................      1
Aggregate Preferred Number ..............................................      2
Agreement ...............................................................      2
Applicable Rate .........................................................     39
Assets ..................................................................      2
Assumed Option ..........................................................     11
Atlas Metaprise Software ................................................      2
Audited Financial Statements ............................................     17
Benefit Plan ............................................................      2
Business ................................................................      2
Business Day ............................................................      2
Certificate of Merger ...................................................     10
Certificates ............................................................     11
Charter Documents .......................................................      2
Claim Notice ............................................................     38
Class A Common Stock ....................................................      2
Class B Common Stock ....................................................      2
Class C Common Stock ....................................................      3
Closing .................................................................     13
Closing Date ............................................................     13
COBRA ...................................................................      3
Code ....................................................................      3
Common Holders ..........................................................      3
Common Holders' Per Share Put Price .....................................      3
Common Holders' Put Period ..............................................      3
Common Holders' Put Value ...............................................      3
Common Holders' Representative ..........................................     44
Component ...............................................................      3
Contract ................................................................      3
control .................................................................      1
Copyrights ..............................................................      3
Court Order .............................................................      3
Custom Software .........................................................      3

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
D&O Insurance ...........................................................     36
Database ................................................................      4
Default .................................................................      4
DGCL ....................................................................      1
Disclosure Schedule .....................................................      4
Dissenting Shares .......................................................     12
DOL .....................................................................      4
Effective Time ..........................................................     10
Embedded Control ........................................................      4
Employee ................................................................      4
Employment Agreement ....................................................      4
Encumbrances ............................................................      4
Environmental Condition .................................................     33
Environmental Law .......................................................      4
ERISA ...................................................................      4
ERISA Affiliate .........................................................      4
Escrow Agent ............................................................      4
Escrow Agreement ........................................................      5
Escrow Shares ...........................................................      5
Exchange Act ............................................................      5
Extended Indemnitors ....................................................     40
FMLA ....................................................................      5
GAAP ....................................................................      5
Governmental Body .......................................................      5
Governmental Permits ....................................................      5
Hardware ................................................................      5
Hazardous Substances ....................................................      5
Holder ..................................................................     13
Holders' Representative .................................................      5
Identified Real Property ................................................     19
Indemnification Cap .....................................................     37
Indemnified Party .......................................................     38
Indemnifying Party ......................................................     38
Intellectual Property ...................................................      5
Interim Balance Sheet ...................................................     17
Interim Balance Sheet Date ..............................................     17
Interim Financial Statements ............................................     17
International Employee Plan .............................................      6
In-the-Money Option .....................................................      5
IRS .....................................................................     29
Knowledge ...............................................................      6
Law .....................................................................      6
Liability ...............................................................      6
Litigation ..............................................................      6
Losses ..................................................................     37
Management Group ........................................................      6
Material Adverse Effect .................................................      6
Merger ..................................................................      1
Merger Consideration ....................................................      6
Multiemployer Plan ......................................................      6

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Notice Period ...........................................................     38
Off-the-Shelf Software ..................................................      7
Option ..................................................................      7
Ordinary course .........................................................      7
ordinary course of business .............................................      7
Parties .................................................................      1
Patents .................................................................      7
Pension Plan ............................................................      7
Pepper ..................................................................     45
Permitted Liens .........................................................      7
Person ..................................................................      7
Preexisting Liability ...................................................      7
Product .................................................................      7
Progress Warrant ........................................................      7
Public Documents ........................................................     34
Real Property ...........................................................     19
Reasonable Best Efforts .................................................      7
Registration and Lock-up Agreement ......................................      7
Release .................................................................      8
Required Consents .......................................................     16
Safeguard Notes .........................................................      8
Safeguard Parties .......................................................      8
Safeguard Warrant .......................................................      8
Securities Act ..........................................................      8
Securityholder Documents ................................................     13
Securityholder's Certificate ............................................      8
Significant Customers ...................................................     26
Significant Suppliers ...................................................     26
Software ................................................................      8
Stock Option Plan .......................................................      8
Subsidiaries ............................................................     16
Subsidiary ..............................................................     16
Surviving Corporation ...................................................     10
System ..................................................................      8
Target ..................................................................      1
Target 401(k) Plan ......................................................      8
Target Capital Stock ....................................................      8
Target Common Stock .....................................................      9
Target Employee Plan ....................................................      9
Target Financial Statements .............................................     17
Target Group ............................................................      9
Target Group Member .....................................................      9
Target Indemnified Parties ..............................................     36
Target Permits ..........................................................     29
Target Preferred Stock ..................................................      9
Target Transaction Expenses .............................................      9
Tax Returns .............................................................     9, 29
Taxes ...................................................................      9
Threshold ...............................................................     37
Trade Secrets ...........................................................      9

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Trademarks ..............................................................      9
Transaction Documents ...................................................      9
Transactions ............................................................      9
US ......................................................................     10